File Date:_______________     File Number: 333-_____________
================================================================================

                                    FORM SB-2

                     U.S. Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         AMERICAN METAL TECHNOLOGY GROUP
         --------------------------------------------------------------
                 (Name of small business issuer in its charter)

        Nevada                         3490                      02-0715113
----------------------     ----------------------------       ---------------
(State or Jurisdiction     (Primary Standard Industrial       (I.R.S Employer
  of Incorporation)         Classification Code Number)      Identification No.)



                         600 Wilshire Blvd., Suite 1253
                              Los Angeles, CA 90017
                               Phone: 213-538-1204
          (Address and telephone number of principal executive offices)


                        GKL Resident Agents/Filings, Inc.
                          1000 E. William Street, #204
                             Carson City, NV 891701
                               Phone: 775-841-0644
            (Name, address and telephone number of agent for service)

                                   Copies To:
                              Adam U. Shaikh, Esq.
                     The Law Offices of Adam U. Shaikh, Chtd
                              7917 Autumn Gate Ave
                               Las Vegas, NV 89131
                               Phone: 702-296-3575
                             Facsimile: 702-549-2265

                    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
                    As soon as practicable after this registration becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

                                 CALCULATION OF REGISTRATION FEE

                                                                     Proposed maximum
 Title of each class        Amount to be       Proposed maximum     aggregate offering
 of securities to be         registered       offering price per          price               Amount of
      registered                                   unit (4)                               registration fee
   Common(1)               7,200,000                 $1.00             $7,200,000           $ 912.28

   Common(2)               1,800,000                 $1.00             $1,800,000           $ 228.06

   Common(3)               950,000                   $1.00             $950,000             $ 120.37

(1) Common Shares to be distributed pursuant to a registered distribution to the shareholders of Beijing Sande Technology (Holding) Co., Ltd.

(2) Common Shares to be distributed pursuant to a registered distribution to the shareholders of Beijing Sande Shang Mao Co., Ltd.

(3) Common Shares to be registered for certain selling security holders of American Metal Technology Group.

(4) Estimated pursuant to Rule 457(e) solely for the purpose of calculating the registration fee for the shares of the selling security holders and the securities that will be distributed as a dividend distribution to shareholders of Beijing Sande Technology (Holding) Co., Ltd. and Beijing Sande Shang Mao Co., Ltd.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================
                              SUBJECT TO COMPLETION

The information in this preliminary prospectus is not complete and may be changed. The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the sale is not permitted.

================================================================================

                             PRELIMINARY PROSPECTUS


                         AMERICAN METAL TECHNOLOGY GROUP
                             (A Nevada Corporation)
                                    9,950,000
                             Shares of Common Stock
          6,235,539 Shares Eligible for Resale through this Prospectus
                                 $1.00 per share


Prior to this offering, there has been no public market for our stock.

This Prospectus relates to the registration of certain shares of common stock, $.001 par value per share, of American Metal Technology Group, a Nevada corporation ("AMTG", the "Company", "we", "us", "our"). Certain Selling Security Holders ("AMTG Selling Security Holders") are offering 950,000 shares of our common stock for resale. Beijing Sande Technology (Holding) Co., Ltd. ("BST") shall be distributing 7,200,000 shares of common stock as a dividend distribution to its shareholders of record as of November 30, 2004 on the basis of one share of our common stock for every one share of BST common stock ("BST shareholders"). Beijing Sande Shang Mao Co., Ltd. ("BSS") shall be distributing 1,800,000 shares of common stock as a dividend distribution to its shareholders of record as of November 30, 2004 on the basis of one share of our common stock for every one share of BSS common stock ("BSS shareholders"). Lastly, certain BST Shareholders will be offering for resale 4,228,431 shares of our common stock (does not include shares to be received by affiliates of AMTG in the dividend) and certain BSS shareholders shall be offering for resale 1,057,108 shares of our common stock (does not include shares to be received by affiliates of AMTG in the dividend).

The selling security holders named in this prospectus are offering all of the shares of common stock offered through this prospectus. American Metal Technology Group will not receive any proceeds from this offering and has not made any arrangements for the sale of these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

We have not authorized any dealer, salesman or any other person to give any information or to make any representations not contained in this prospectus. Any information or representation not contained in this prospectus must not be relied upon as having been authorized by AMTG.


The Date of this Prospectus, subject to completion, is ________.

                                TABLE OF CONTENTS

                                                                  Page

PROSPECTUS SUMMARY.............................................      5
RISK FACTORS...................................................      7
RISK FACTORS RELATED TO OUR BUSINESS...........................      7
RISK FACTORS RELATED TO THE PRC................................     11
RISK FACTORS RELATED TO THIS OFFERING..........................     15
USE OF PROCEEDS................................................     16
DETERMINATION OF OFFERING PRICE................................     16
DILUTION.......................................................     17
SELLING SECURITY HOLDERS.......................................     17
PLAN OF DISTRIBUTION...........................................     26
LEGAL PROCEEDINGS..............................................     27
DIRECTORS, EXECUTIVE OFFICERS,
     PROMOTERS AND CONTROL PERSONS.............................     27
EXECUTIVE COMPENSATION.........................................     30
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
     OWNERS AND MANAGEMENT.....................................     31
DESCRIPTION OF SECURITIES......................................     32
OUR BUSINESS...................................................     33
MANAGEMENT DISCUSSION AND PLAN OF
         OPERATION.............................................     40
CRITICAL ACCOUNTING POLICIES...................................     45
MARKET FOR COMMON EQUITY AND
      RELATED STOCKHOLDER MATTERS..............................     47
DISCLOSURE OF COMMISSION POSITION ON
         INDEMNIFICATION FOR SECURITIES ACT LIABILITIES........     48
INTEREST OF NAMED EXPERTS AND COUNSEL..........................     48
CERTAIN RELATIONSHIP AND RELATED
         TRANSACTIONS..........................................     48
FINANCIAL STATEMENTS...........................................     51

================================================================================

                               PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus.


            YOUR RELIANCE ON INFORMATION CONTAINED IN THIS PROSPECTUS

In deciding whether to invest in our securities, you should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The Selling Security Holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the securities. You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the date of this prospectus or that the information contained in this prospectus is current or complete as of any time after the date of this prospectus.


OUR BUSINESS

American Metal Technology Group, a Nevada corporation, ("AMTG", "We", "Us", "Our" or the "Company") via its subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. and American Metal Technology (Lang Fang) Co., Ltd., is in the business of manufacturing and sales of high-precision investment casting and metal fabrication products in the People's Republic of China ("China"). The Company's production involves high-precision investment casting and machined products, including valves, pipe fittings, etc. The Company uses a wide range of ferrous and non-ferrous materials such as stainless steel, carbon steel, monel alloy, hastelloy alloy, and other various types of alloys.

We were incorporated on January 13, 2004 under the laws of the state of Nevada. Our principal executive office is located at 600 Wilshire Boulevard, Suite 1253, Los Angeles, CA 90017. On June 1, 2004, the Company entered into an equity purchase agreement with Beijing Sande Technology (Holding) Co., Ltd. ("BST") to acquire 80% ownership of Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY"). As a result, we issued 7,200 shares of our pre-split common stock to BST in exchange for 80% ownership of BJTY. On August 2, 2004, the Company incorporated American Metal Technology (Lang Fang) Co., Ltd. ("AMLF") in Hebei, China, for the purpose of expanding the production facility of BJTY. On August 8, 2004, the Company and AMLF together entered into an equity purchase agreement with Beijing Sande Shang Mao Co., Ltd. ("BSS") for the remaining 20% of BJTY. As a result, we issued 1,800 shares of our pre-split common stock to BSS and our subsidiary, AMLF, becomes the owner of 20% shareholder of BJTY. On November 12, 2004, the Company effected a forward split of all the outstanding shares of common stock on a 1,000 for 1 basis. We currently maintain a web site at http://www.amtg-usa.com. Any information displayed on our website is not part of this prospectus.

THE OFFERING

As of November 12, 2004, we had 10,000,000 shares of common stock outstanding, par value $.001 per share. This offering is related to a registered distribution of 7,200,000 shares of our common stock to BST shareholders on the basis of one share of our common stock for every one share of BST common stock, and a registered distribution of 1,800,000 shares of our common stock to the BSS shareholders on the basis of one share of our common stock for every one share of BSS common stock. Furthermore, this offering covers the resale of 950,000 shares by certain AMTG Selling Security Holders, the resale of 4,228,431 shares received through the registered dividend by certain BST Selling Security Holders, and the resale of 1,057,108 shares received through the registered dividend by certain BSS Selling Security Holders. Certain affiliates of AMTG, and Beijing Tong Yuan Heng Feng Technology Co., Ltd., by virtue of their positions as an officer, director, or by owning 10% or greater of the outstanding shares of AMTG following the dividend distributions, shall receive shares in the registered dividends. These shares distributed to the affiliates in the dividends, as well as any additional shares they hold in AMTG, will not be registered for resale under this prospectus. Such affiliates shares are designated as restricted stock and may only be resold in compliance with Rule 144 of the Securities Act of 1933, or by registration of said shares under the Securities Act of 1933, as amended.

There is currently no public market for our securities. The AMTG Selling Security Holders, the BSS Selling Security Holders, and the BST Selling Security Holders will sell their shares at a price of $1.00 until the shares are traded on a market or exchange, at which time they will be sold at prevailing market prices. The dividend distribution of our shares to BSS and BST shareholders may trigger a taxable event. All BST and BSS shareholders are strongly encouraged to consult their own tax advisor in regards to the dividend. Because of BST's and BSS's role in the distribution, they both will likely be deemed to be "statutory underwriters" within the meaning of Section 2(11) of the Securities Act. BST and BSS have both advised us that they will comply with prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to their shareholders. BSS and BST have acknowledged that it is familiar with the anti-manipulation rules of the SEC, including Regulation M. These rules may apply to sales by BSS and BST in the market if a market develops. Neither BSS nor BST will own any shares of our company after the distribution and has no plans for such future sales or purchases of shares in our company.

Regulation M prohibits any person who participates in a distribution from bidding for or purchasing any security which is the subject of the distribution until the entire distribution is complete. It also prohibits purchases to stabilize the price of a security in the distribution.

We have agreed to pay all estimated expenses of registering the securities. Although we will pay all offering expenses, we will not receive any proceeds from the sale of the securities.

================================================================================

                                  RISK FACTORS

AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AMTG AND ITS BUSINESS. ALL FORWARD-LOOKING STATEMENTS ARE INHERENTLY UNCERTAIN AS THEY ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS CONCERNING FUTURE EVENTS OR FUTURE PERFORMANCE OF AMTG.
================================================================================

RISK FACTORS RELATED TO OUR BUSINESS

Our business and operations involve numerous risks, some of which are beyond our control that may affect future results and the market price of our common shares. In any such case, the market price of our common shares could decline, and you may lose all or part of your investment. The following discussion highlights some of the risks we face.


We may not be able to successfully implement our operation plans and growth strategies, which would materially and adversely affect our business, financial condition and results of operations.

The success of our operating plans depends on our ability to achieve benefits from our manufacturing transformation, and administrative cost reduction initiatives as well as our ongoing improvement programs, and the ability of acquired or newly invested companies to achieve satisfactory operating results. In order to avoid disruptions of business, we are pursuing a number of growth strategies, including leveraging our customer base to develop new product lines for additional sources of revenues, as well as exploring opportunities to expand into other metal casting sectors. Some of these strategies relate to new services or products for which there are no established markets in China, or relate to services or products in which we lack experience and expertise. We cannot assure you that we will be able to deliver new products or services on a commercially viable basis or in a timely manner, or at all. If we are unable to successfully implement our operating plans and growth strategies, our revenue and profitability will not grow as we expect, and our competitiveness may be materially and adversely affected.

There are risks associated with our business strategy contemplating growth through acquisitions and joint ventures.

As a component of our future growth strategy, we intend to enhance our business development by acquiring other businesses that can complement our current business or that we believe may benefit us in terms of additional product lines or advanced technology, and by entering into strategic joint ventures with selected industry players. However, our ability to grow through such acquisitions and joint ventures will depend on the availability of suitable acquisition candidates at an acceptable cost, our ability to compete effectively to attract and reach agreement with acquisition candidates or joint venture partners on commercially reasonable terms and conditions, the availability of financing to complete the acquisitions or joint ventures as well as our ability to obtain any required governmental approvals. We lack experience in identifying, financing and completing large acquisition or joint venture transactions. In addition, the benefits of an acquisition or joint venture transaction may take considerable time to develop and we cannot assure you that any particular acquisition or joint venture will produce the expected financial benefits. Moreover, the identification and completion of these transactions may require us to spend significant management and other resources.

We depend on our key personnel and our business and growth prospects may be severely disrupted if we lose their services.

Our future success is heavily dependent upon the continued service of our key executives and other key employees. In particular, we rely on the expertise and experience of Mr. Chen Gao and Ms. Xin Yan Yuan, our founder and director, controlling shareholders and executive officers in our business operations. We rely on their personal relationships with our other significant shareholders, employees, and the relevant regulatory authorities. We also rely on a number of key engineering and technology officers and staff for the development and operation of our metal fabrication business.

If one or more of our key personnel are unable or unwilling to continue in their present positions, we may not be able to easily replace them and may incur additional expenses to recruit and train new personnel. Our business operations could be severely disrupted, and our financial condition and results of operations could be materially and adversely affected. Furthermore, since our industry is characterized by intense competition for talent, we may need to offer higher compensation and other benefits in order to attract and retain key personnel in the future. We cannot assure you that we will be able to attract or retain the key personnel that we will need to achieve our business objectives. Furthermore, we do not maintain key-man life insurance for any of our key personnel.

We have a limited operating history, which may make it difficult for you to evaluate our business, and our limited resources may affect our ability to manage the growth we expect to achieve.

Our business was established in December 2001, and initially focused on metal parts fabrication. In 2002, we began commercially manufacturing high precision metal parts, which are now our primary source of revenues. In addition, we have recently expanded our operations by investing in the development of a new factory in Lang Fang Development Zone in Heibei, China. Furthermore, our senior management and employees have worked together at our Company for only a relatively short period of time. Accordingly, we have a limited operating history upon which you can evaluate our business and prospects. In addition, China's metal fabrication and metal casting businesses are still in the developmental stage. Our future revenues and profits are substantially dependent upon the growth in the acceptance and use of metal fabrication and casting products made in China.

Our growth to date has placed, and our anticipated further expansion of our operations will continue to place, a significant strain on our management, systems and resources. In addition to training and managing our workforce, we will need to continue to develop and improve our manufacturing process and our product lines. We cannot assure you that we will be able to efficiently or effectively manage the growth of our operations, and any failure to do so may limit our future growth and materially and adversely affect our business, financial condition and results of operations.

Risks associated with major customers.

Historically, a substantial percentage of our sales have been to a small number of customers who are related parties. During the years ended December 31, 2002 and 2003, we have two large customers who accounted for approximately 100% of our net sales. As a result of a recently announced shift in strategy, we will attempt to increase the number of customers for our metal fabrication operations, thereby, trying to avoid our dependence on a small number of larger customers. Our success will depend to a significant extent on maintaining our major customers and our ability to increase our customer base. We could be materially adversely affected if we lose any major customer. Our sales transactions to all of our customers are based on purchase orders received by us from time to time. Except for these purchase orders, we have no written agreements with our customers for future orders of production or sales, and the percentage of sales to any of our customers may fluctuate from time to time. Although management believes that any one of its customers could be replaced eventually, the loss of any one or more of our major customers or a substantial reduction in orders from any one of them would have a material adverse effect on our business unless and until that we are able to replace the customer or the orders with one or more of comparable size. A substantial portion of our sales to our major customers are made on credit, which exposes us to the risk of significant revenue loss if a major customer is unable to honor its credit obligations to us. While we have not, to date, experienced any difficulty in being paid by major customers, we could be adversely affected if a major customer is unable to pay for our products or services. During the fiscal years ended December 31, 2002 and 2003, accounts receivable from the two customers represented 100% of the total outstanding receivables.

We need to continuously modify and upgrade our operations.

In order to remain competitive in the industry, we must continuously revise and improve our operations, acquire new equipment, and anticipate and react to market changes. The failure to anticipate, detect or react to market changes can have severe adverse effects on our operations. During the past few years, we have identified a number of changes in the markets in which we operate and have attempted to react to these changes. Our actions have included investing in a new manufacturing facility in Lang Fang Development Zone, in Heibei, China, changes in our marketing strategies and the development of new products. These prior changes, as well as changes that we anticipate making during the current year, require significant financial and personnel resources. The failure to correctly react to changes in the market could, therefore, result in a significant drain on our resources and could adversely affect our future operations. No assurance can be given that we will be able to detect and correctly react to changes in our principal markets, or that our investments in anticipation of such changes will result in improved financial returns to our Company. We anticipate that we will invest a significant amount of our financial resources during the current and future years to acquire new equipments and to change our operating strategy.

We compete against a number of companies which are in a better position than us.

We compete against numerous of metal fabrication manufacturers as well as in-house manufacturing capabilities of existing customers. To a large extent, we compete in the metal fabrication business in terms of quality, service, price, and the ability to deliver products on a reliable basis. Due to intense price competition, we may have to reduce our prices and thereby adversely affecting our operating margins in our metal fabrication operations. This will lead to lower sales, lower gross margins, and lower net profits. During the past few years, we have, at times, refused certain metal fabrication contracts because of pricing pressures, which has affected our net sales. To date, we have been able to compete based on high quality and low cost because of the cost structure of our operations in China. However, numerous other manufacturers have now established facilities in China, and our competitive advantage has been significantly diminished. As a result of the increasing competition in certain of our products, we have been forced to change our products and our operating strategy. No assurance can be given that we will be able to compete with our revised operation strategies.

We are dependent on our current manufacturing facility.

All our manufacturing and production is conducted at our current plant at No. 15, Shixing Street, Shijingshan Badachu, High-Tech Park, Beijing, China. Presently, we do not maintain any insurance at this facility. Furthermore, the lease for this facility expires on July 15, 2005. There is currently no contract or agreement to continue the lease upon its expiry. Should we be unable to extend the lease agreement, or should our manufacturing and production facility be affected by fire or natural calamity, we would be severely limited in our ability to continue operations. Furthermore, should we decide to extend the lease, there is no guarantee that we will be able to renew the lease on terms that are favorable or acceptable to us.

RISK FACTORS RELATED TO THE PEOPLE'S REPUBLIC OF CHINA ("PRC")

Substantially all of our assets are located in China and substantially all of our revenues are derived from our operations in China. Accordingly, our business, financial condition, results of operations and prospects are subject, to a significant extent, to economic, political and legal developments in China.

The PRC's economic, political and social conditions, as well as government policies, could affect our business.

The PRC economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the PRC economy has experienced significant growth in the past twenty years, growth has been uneven, both geographically and among various sectors of the economy. The PRC government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall PRC economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us.

The PRC economy has been transitioning from a planned economy to a more market-oriented economy. Although the PRC government has implemented measures since the late 1970s emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the PRC government. In addition, the PRC government continues to play a significant role in regulating industry development by imposing industrial policies. The PRC government also exercises significant control over China's economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

Our manufacturing facilities are located in the PRC. As a result, our operations and assets are subject to significant political, economic, legal and other uncertainties associated with doing business in China. Changes in policies by the Chinese government resulting in changes in laws, regulations, or the interpretation thereof, confiscatory taxation, restrictions on imports and sources of supply, currency devaluations or the expropriation of private enterprise could materially adversely affect the Company. Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance; however, that the Chinese government will continue to pursue such policies, that such policies will be successfully pursued, that such policies will not be significantly altered from time to time or that business operations in the PRC would not become subject to the risk of nationalization, which could result in the total loss of investments in that country. Economic development may be limited as well by other factors, such as the imposition of austerity measures intended to reduce inflation, the inadequate development of an infrastructure, and the potential unavailability of adequate transportation, adequate power, adequate water supplies, satisfactory roads and communications and raw materials and parts. If for any reason, we were required to move our manufacturing operations outside of PRC, our favorable cost structure could be eroded, our competitiveness and market position would be materially jeopardized, and there would be substantial doubt as to whether we could continue our operations.

Any future outbreak of severe acute respiratory syndrome in China, or similar adverse public health developments, may have a material adverse effect on our business operations, financial condition and results of operations.

During December 2002 to July 2003, Severe Acute Respiratory Syndrome ("SARS") has become a major worldwide health threat. SARS is believed to have originated in China and, to date, most SARS infections and deaths have occurred in China. On July 5, 2003, the World Health Organization declared that the SARS outbreak had been contained. Since September 2003, however, a number of isolated new cases of SARS have been reported, most recently in Guangdong province of the PRC, in January 2004. Because SARS appears to be a highly contagious disease, a number of countries and health organizations, including the World Health Organization, have strongly advising people to avoid traveling to Hong Kong or mainland China. Our offices and facilities are located in China. In addition to travel bans, some countries and businesses have discussed limiting their contacts, including their business relations, with these areas. To date, we have not had an occurrence of SARS with any of our employees. No assurance can, however, be given that SARS will not affect our workers. Any incident of SARS with any of our employees could severely affect our operations and financial condition. To date, the principal effect of SARS on us has been a reduction of personal contacts with our customers and clients who have deferred visits to our offices and facilities within China. This decrease in customer contact, and a similar decrease in customer attendance at trade and marketing shows, may, however, have a negative effect on future orders for our products and services. We have not, to date, noticed any decrease in orders from our customers and no customer has indicated that they would terminate or reduce its relations with us as a result of the outbreak of SARS. However, since SARS is a relatively recently discovered disease, its effects, contagiousness, and other characteristics are still not fully understood. Any recurrence of the SARS outbreak or a development of a similar health hazard in China may impact our relationship with international customers and may further reduce their business with us by shifting their manufacturing needs to manufacturers located outside of China or by purchasing products manufactured outside of China. Any such future shift of work orders or product purchases from us to companies based in countries that are not so affected by SARS would have a material adverse effect on our operations and financial condition.


The PRC's legal system and application of laws are uncertain.

The legal system of PRC is new, unclear and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. PRC does not have a comprehensive system of laws, and the existing regional and local laws are often in conflict and subject to inconsistent interpretation, implementation and enforcement. New laws and changes to existing laws occur quickly and sometimes unpredictably. As is the case with all businesses operating in China, we are often required to comply with informal laws and trade practices imposed by local and regional government administrators. Local taxes and other charges are levied depending on the local needs for tax revenues and may not be predictable or evenly applied. These local and regional taxes/charges and governmentally imposed business practices often affect our cost of doing business and require us to constantly modify our business methods to both comply with these local rules and to lessen the financial impact and operational interference of such policies. In addition, it is often extremely burdensome for businesses to comply with some of the local and regional laws and regulations. As a result, with the knowledge and tacit approval of the local and regional agencies, most businesses fail to fully comply with certain of these more burdensome laws and regulations. No assurance can, however, be given that the local and regional agencies will not suddenly commence enforcing these rules, thereby increasing the burden on us and the other businesses operating in the region. While we have, to date, been able to operate within these changing administratively imposed business practices and have otherwise been able to comply with the informal enforcement rules of the various administrative agencies, no assurance can be given that we will continue to be able to do so in the future. Should the local or regional governments or administrators impose new practices or levies that we cannot effectively respond to, or should the administrators suddenly commence enforcing those rules that they have not previously enforced, our operations and financial condition could be materially and adversely impacted. Our ability to appeal many of the local and regionally imposed law and regulations is limited, and we may not be able to seek adequate redress for laws that materially damage its business. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law do exists in China, it may not be possible to obtain swift and equitable enforcement of that law.

Current favorable tax policy could change.

Our subsidiaries are enjoying favorable tax policy from the PRC government; therefore, our business activities in China have not been subject to income taxes. There can be no assurances, however, that we will not be subject to such taxes in the future. If China did impose a tax upon us, the tax could materially adversely affect our business and results of operations.

Recent turbulent relations between China and the United States may have a material adverse effect on our business operations, financial condition and results of operations.

During the past few years, relations between the U.S. and China have been tense as a result of numerous events, including China's opposition to the U.S. war in Iraq in 2003, the strained relations between the U.S. and North Korea, the bombing by NATO forces of the Chinese embassy in Belgrade, the U.S. Navy patrol aircraft that was forced to make an emergency landing on Hainan Island in China in April 2001, allegations by the U.S. that certain thermonuclear military technology of the U.S. has been stolen by Chinese spies, the continuous support of Taiwan arm sales by the U.S., and the continuous allegations by the U.S. of human rights abuses in China. In addition, the U.S. and China have recently been involved in controversies over the protection in China of intellectual property rights that threatened a trade war between the countries. These strains on U.S./China relations could affect the ability of companies operating in China, such as us, from engaging in business with, or selling to the U.S. companies. Any disruption of the current trade relations with the U.S. could have a material adverse effect on our business. No assurance can be given that these and any other future controversies will not change the status quo involving peaceful trade relations between the U.S. and China, or that our business and operations in China will not be materially and adversely affected. Even if trade relations between the U.S. and China are not affected by political difficulties between the two countries, such political friction could adversely affect the prevailing market price for our common shares.

Labor shortages may have a material adverse effect on our business operations, financial condition and results of operations.

We could be affected by cyclical trends and other shortages in labor supply in China. For approximately two months each year, there are labor shortages in China as a result of the Chinese New Year. There is also a large turnover of employees in China each year, particularly following the Chinese New Year holiday. We have not experienced a labor shortage in the past as a result of road and weather conditions and natural disasters. However, we cannot guarantee that any future changes in road and weather conditions or natural disasters won't have material adverse effect on our business operations, financial condition and results of operations.

Fluctuations in exchange rates could result in foreign currency exchange losses.

Substantially a majority of our revenues are denominated in Renminbi, while a portion of our expenditures are denominated in foreign currencies, primarily the U.S. dollar. Fluctuations in exchange rates, primarily those involving the U.S. dollar may affect our costs and operating margins. In addition, these fluctuations could result in exchange losses and increased costs in Renminbi terms. Currently, there are very limited currency hedging methods available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any currency hedging transactions in an effort to reduce our exposure to foreign currency exchange risk. While we may decide to enter into hedging transactions in the future, the availability and effectiveness of these hedges may be limited and we may not be able to successfully hedge our exposure at all. In addition, our currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert Renminbi into U.S. dollars.

Significant worldwide political, economic, legal and other risks related to international operations.

We were incorporated in Nevada, United States and have subsidiaries incorporated in the PRC. Our executive and administrative officers are mainly located in PRC. Virtually all of our products are manufactured in China, and almost all of the net book value of our total fixed assets is located in China. We are suppliers to customers who export finished goods to Europe, North America, Canada and China. As a result, these international operations are subject to significant political and economic risks and legal uncertainties, including changes in international and domestic customs regulations, changes in tariffs, trade restrictions, trade agreements and taxation, changes in economic and political conditions and in governmental policies, difficulties in managing or overseeing foreign operations, and wars, civil unrest, acts of terrorism and other conflicts. The occurrence or consequences of any of these factors may restrict our customers' ability to operate in the affected region and result in a decrease in their orders to us; thus, a decrease on the profitability of our operations.

Any future Asian financial crisis could affect our business.

The Asian financial markets have experienced significant turmoil over the past few years with significant currency fluctuations, stock market volatility and instability at banking and financial institutions, major corporations and foreign governments. These factors could result in changes in the relative value of the currencies of Asian countries, which could affect the Company's financial condition and competitiveness. The depreciation of the currencies of other South East Asian countries has made these markets more competitive to China for manufacturing. We believe these countries will continue to compete strongly with China for manufacturing business in the future. The consequences of any of these factors may restrict our ability to operate in China and decrease the profitability of our operations in the region.

RISK FACTORS RELATED TO THIS OFFERING

There has been no public market for our common shares prior to this offering, and therefore the price may fall below the offering price.

Prior to this initial public offering, there has been no public market for our common shares. The offering price for our common shares is arbitrarily and may bear no relationship to the market price for our common stock after the initial public offering. We cannot assure you that an active trading market will develop or that the market price of our common shares will not decline below the offering price. The future sales by our existing shareholders of a substantial number of our common shares in the public market could adversely affect the price of our common shares.

If our shareholders sell substantial amounts of our common shares, in the public market following this offering, the market price of our common shares could fall. Such sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. We have an aggregate of

10,000,000 common shares issued and outstanding. Immediately after the completion of this offering, we will have 6,235,539 common shares represented by Shares Eligible for Resale through this offering. Our common shares in this offering will be eligible for immediate resale in the public market without restrictions, and those held by our existing shareholders may also be sold in the public market in the future subject to the restrictions contained in Rule 144 under the Securities Act and applicable lock-up agreements. If any existing shareholder or shareholders sell a substantial amount of common shares after the expiration of the lock-up period, the prevailing market price for our common shares could be adversely affected.

You will not receive dividend payments.

AMTG has not paid and does not plan to pay dividends in the foreseeable future even if our operations are profitable. Earnings, if any, will be used to expand our operations, management salaries, hiring additional staff and operating expenses, rather than to make distributions to shareholders. Therefore, the future of your investment depends entirely on the development of a trading market and the potential increase in the market price of our stock.


                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates", "believes", "plans", "expects", "future", "intends" and similar expressions to identify these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks described in "Risk factors" and elsewhere in this prospectus. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.


                                 USE OF PROCEEDS


We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.


                         DETERMINATION OF OFFERING PRICE

Due to our limited operating history, we have arbitrarily determined a price of $1.00 per share. This was determined by arbitrarily basing it on a Price/Earning ("PE") of 10. We estimate that our net income for the year end 2004 will be in the range of $1 million dollars. Based on ten times earnings, our estimate market value would be $10,000,000, thus, the price per share is $1.00 per share. This price is simply an estimate for use in this prospectus. Our earnings may be less than anticipated. Should a market occur for our securities, the price may be far less than anticipated.

                                    DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.


                            SELLING SECURITY HOLDERS


The first table below represents AMTG Selling Security Holders, the second table represents BST Selling Security Holders, and the third table represents BSS Selling Security Holders. The Selling Security Holders will be selling securities pursuant to this prospectus. The tables also lists any relationship selling security holders may have had with us within the past three years and provides information regarding the shares the selling stockholders beneficially own and may sell. The estimated securities owned after the offering assumes that all of the shares registered under this prospectus are sold. However, we do not have any agreements or understandings with the selling stockholders which would require them to sell their shares.


                          AMTG SELLING SECURITY HOLDERS

-------------------------------------------------------------------------------------------------------
Name, Address, and          Securities Owned Prior   Number Of Shares Being   Securities Owned After
Relationship                To Offering              Registered               Offering

                            Shares     Percent                                Shares      Percent
                            ------     -------                                ------      -------
-------------------------------------------------------------------------------------------------------
Lui Chung Mui Hoo
Flat C 8/F, Man Hoo Court,
448-452, Nathan Road,
Kowloon, Hong Kong                475,000 4.75%               475,000             -0-            -0-
-------------------------------------------------------------------------------------------------------
Rui Lin Ding
209 W. Grand Ave #2,
Alhambra, CA 91801                475,000 4.75%               475,000             -0-            -0-
-------------------------------------------------------------------------------------------------------

                          BST SELLING SECURITY HOLDERS

The following table identifies the shareholders of Beijing Sande Technology (Holding) Co., Ltd. as of November 30, 2004. Each person listed will receive a one share of AMTG common stock for each share held in BST. None of these persons has had any position, office, or other material relationship with AMTG since its inception other than those footnoted.

-------------------------------------------------------------------------------------------------------------
Name, Address, and            Securities Owned Prior     Number Of Shares Being     Securities Owned After
Relationship                  To Offering(1)             Registered                 Offering

                              Shares     Percent                                    Shares      Percent
                              ------     -------                                    ------      -------
-------------------------------------------------------------------------------------------------------------
Mei Si Gao
No. 601, 1st Door, 14th
Floor, ShuangYu Shu Bei Li,   495,261      3.7%                   396,209                   -0- -0-
Haidian District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Ran Song
No. 601, 1st Door, 14th
Floor, Shuang Yu Shu Bei      495,261      3.7%                   369,209                   -0- -0-
Li, Haidian District,
Beijing, China
-------------------------------------------------------------------------------------------------------------
Jian Xin Xu
No. 5, 21st Building,
Nanying Fang Water and
Power Departement             495,261      3.96%                  369,209                   -0- -0-
Dormitory, West District,
Beijing, China
-------------------------------------------------------------------------------------------------------------
Meng Xu
No. 8, 3rd Door, 11th
Floor, Liu Pu Keng, West      495,261      3.96%                  369,209                   -0- -0-
District, Beijing, China
-------------------------------------------------------------------------------------------------------------
Ya Ni Gao
No. 7, Weishu Street,
Haidian District, Beijing,    110,058      <1%                    88,046                    -0- -0-
China
-------------------------------------------------------------------------------------------------------------
Ying Pan
No. 7, Weishu Street,
Haidian District, Beijing,    495,261      3.96%                  396,209                   -0- -0-
China
-------------------------------------------------------------------------------------------------------------

                                       18

-------------------------------------------------------------------------------------------------------------
Hang Yuan
No. 601, 3rd Door, 42th
Floor, GuanZhuangDongLi,       275,145      2.2%                  220,116                   -0- -0-
Chaoyang District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Xin Min Yuan
No. 502, 1st Door, 40th
Floor, GuanZhuangDongLi,       495,261      3.96%                 396,209                   -0- -0-
Chaoyang District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Xin Jian Yuan
No. 601, 3rd Door, 42th
Floor, GuanZhuangDongLi,       495,261      3.96%                 396,209                   -0- -0-
Chaoyang District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Xiao Jie Guo
No. 905, 1st Floor,
Qingnian Lake, East            528,279      4.23%                 442,623                   -0- -0-
District, Beijing, China
-------------------------------------------------------------------------------------------------------------
Wei Li
No. 031-02 Yongshengli,
Front District, Yingkou         22,012       <1%                  17,609                    -0- -0-
city, Liaoning, China
-------------------------------------------------------------------------------------------------------------
Zhen Bang Song
No. 601, 1st Door, 14th
Floor, Shuang Yu Shu Bei        550,290    4.4%                   440,232                   -0- -0-
Li, Haidian District,
Beijing, China
-------------------------------------------------------------------------------------------------------------
Jing Zhao
No. 7, 31st Floor,
HeishanxiaoLou, Mentougou,       38,520    <1%                    30,816                    -0- -0-
Haidian District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Wei Li
No. 212, 3rd Floor, Water
and Heat No. 2 Factory           27,515    <1%                    22,012                    -0- -0-
Dormitory, Qinghe, Haidian
District, Beijing, China
-------------------------------------------------------------------------------------------------------------

                                       19

-------------------------------------------------------------------------------------------------------------
Xiu Hua Liu
No. 77, 1st Door, Apt 114,
Banbidian, Haidian                   27,515 <1%                   22,012                    -0- -0-
District, Beijing, China
-------------------------------------------------------------------------------------------------------------
Bing Lu
No. 6 Building, Apt 707
Jianwai Guanghui Li,                 27,515 <1%                   22,012                    -0- -0-
Chaoyang District,Beijing,
China
-------------------------------------------------------------------------------------------------------------
Wen Ge Ren
No. 53, Liuniangfu,
Shijingshan, Beijing, China          27,515 <1%                   22,012                    -0- -0-
-------------------------------------------------------------------------------------------------------------
Xue Min Yang
No. 501, 15 Building,
Muoshikou Nanli,                     27,515 <1%                   22,012                    -0- -0-
Shijingshan, Beijing, China
-------------------------------------------------------------------------------------------------------------
Hong Jin Zhang
Changhe Xingzheng Town,
Desheng Valley, Wuwei                5,503   <1%                   4,402                    -0- -0-
County, Fuwu region, Anhui,
China
-------------------------------------------------------------------------------------------------------------
Ying Qiang Li
Liuqiao Town, Wangdian
Valley, Huaiyang County,          3,852     <1%                    3,082                    -0- -0-
Henan, China
-------------------------------------------------------------------------------------------------------------
Shi You Liu
Liuqiao Town, Wangdian
Valley, Huaiyang County,          1,651    <1%                    1,321                    -0- -0-
Henan, China
-------------------------------------------------------------------------------------------------------------
Hong Wei Liu
No. 503, Building 4, Unit
1, Keyan Building, Jinding        27,515    <1%                  22,012                    -0- -0-
St. Shijingshan, Beijing,
China
-------------------------------------------------------------------------------------------------------------

                                       20

-------------------------------------------------------------------------------------------------------------
Yong Xiu Yan
No. 1, Nanheyan, Pingguo
Yuan, Shijingshan District,        5,503    <1%                   4,402                    -0- -0-
Beijing, China
-------------------------------------------------------------------------------------------------------------
Shang Min He
Youfangzhuang Town, Shaji
Valley, Lucheng County,            5,503    <1%                   4,402                    -0- -0-
Heinan, China
-------------------------------------------------------------------------------------------------------------
Xiao Yan Li
No. 5, Unit 2, Buidling 5,
West Street, Dingfu Zhuang,       44,023    <1%                   35,219                    -0- -0-
Chaoyang District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Yan Wu Xu
No. 602, 3rd Door, Building
225, Muofangbeili, Chaoyang       55,029    <1%                   44,023                    -0- -0-
District, Beijing, China
-------------------------------------------------------------------------------------------------------------
Wen Yong Ma
Family Center, Meikuang Er         2,751    <1%                    2,201                    -0- -0-
Gong District, Dongniuma
Si, Shaodong, Hunan, China
-------------------------------------------------------------------------------------------------------------
Xin Fa Li
No. 5 Maopingtou Town,
Yanquan Valley, Yizhang            2,751   <1%                     2,201                    -0- -0-
County, Heinan, China
-------------------------------------------------------------------------------------------------------------
Sheng Jie He
Youfangzhuang Town, Shaji
Valley, Lucheng County,            2,751    <1%                    2,201                    -0- -0-
Henan, China
-------------------------------------------------------------------------------------------------------------

(1)  Number of shares following dividend distribution

                                       21

                          BSS SELLING SECURITY HOLDERS

The following table identifies the shareholders of Beijing Sande Shang Mao Co., Ltd. as of November 30, 2004. Each person listed will receive a one share of AMTG common stock for each share held in BSS. None of these persons has had any position, office, or other material relationship with AMTG since its inception other than those footnoted.

-------------------------------------------------------------------------------------------------------------
Name, Address, and            Securities Owned Prior     Number Of Shares Being     Securities Owned After
Relationship                  To Offering(1)             Registered                 Offering

                              Shares     Percent                                    Shares      Percent
                              ------     -------                                    ------      -------
-------------------------------------------------------------------------------------------------------------
Mei Si Gao
No. 601, 1st Door, 14th
Floor, ShuangYu Shu Bei Li,   495,261      3.7%                   99,052                    -0- -0-
Haidian District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Ran Song
No. 601, 1st Door, 14th
Floor, Shuang Yu Shu Bei      495,261       3.7%                  99,052                    -0- -0-
Li, Haidian District,
Beijing, China
-------------------------------------------------------------------------------------------------------------
Jian Xin Xu
No. 5, 21st Building,
Nanying Fang Water and                                            99,052                    -0- -0-
Power Departement             495,261       3.96%
Dormitory, West District,
Beijing, China
-------------------------------------------------------------------------------------------------------------
Meng Xu
No. 8, 3rd Door, 11th
Floor, Liu Pu Keng, West      495,261       3.96%                 99,052                    -0- -0-
District, Beijing, China
-------------------------------------------------------------------------------------------------------------
Ya Ni Gao
No. 7, Weishu Street,
Haidian District, Beijing,    110,058          <1%                22,012                    -0- -0-
China
-------------------------------------------------------------------------------------------------------------
Ying Pan
No. 7, Weishu Street,
Haidian District, Beijing,    495,261       3.96%                 99,052                    -0- -0-
China
-------------------------------------------------------------------------------------------------------------

                                       22


-------------------------------------------------------------------------------------------------------------
Hang Yuan
No. 601, 3rd Door, 42th
Floor, GuanZhuangDongLi,            275,145 2.2%                55,029                    -0- -0-
Chaoyang District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Xin Min Yuan
No. 502, 1st Door, 40th
Floor, GuanZhuangDongLi,            495,261 3.96%                 99,052                    -0- -0-
Chaoyang District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Xin Jian Yuan
No. 601, 3rd Door, 42th
Floor, GuanZhuangDongLi,            495,261 3.96%                 99,052                    -0- -0-
Chaoyang District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Xiao Jie Guo
No. 905, 1st Floor,
Qingnian Lake, East                  528,279 4.23%                105,656                   -0- -0-
District, Beijing, China
-------------------------------------------------------------------------------------------------------------
Wei Li
No. 031-02 Yongshengli,
Front District, Yingkou                 22,012 <1%                 4,402                    -0- -0-
city, Liaoning, China
-------------------------------------------------------------------------------------------------------------
Zhen Bang Song
No. 601, 1st Door, 14th
Floor, Shuang Yu Shu Bei             550,290 4.4%                 110,058                   -0- -0-
Li, Haidian District,
Beijing, China
-------------------------------------------------------------------------------------------------------------
Jing Zhao
No. 7, 31st Floor,
HeishanxiaoLou, Mentougou,             38,520 <1%                  7,704                    -0- -0-
Haidian District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Wei Li
No. 212, 3rd Floor, Water
and Heat No. 2 Factory                 27,515 <1%                  5,503                    -0- -0-
Dormitory, Qinghe, Haidian
District, Beijing, China
-------------------------------------------------------------------------------------------------------------

                                       23


-------------------------------------------------------------------------------------------------------------
Xiu Hua Liu
No. 77, 1st Door, Apt 114,
Banbidian, Haidian                   27,515 <1%                    5,503                    -0- -0-
District, Beijing, China
-------------------------------------------------------------------------------------------------------------
Bing Lu
No. 6 Building, Apt 707
Jianwai Guanghui Li,                 27,515 <1%                    5,503                    -0- -0-
Chaoyang District,Beijing,
China
-------------------------------------------------------------------------------------------------------------
Wen Ge Ren
No. 53, Liuniangfu,
Shijingshan, Beijing, China          27,515 <1%                    5,503                    -0- -0-
-------------------------------------------------------------------------------------------------------------
Xue Min Yang
No. 501, 15 Building,
Muoshikou Nanli,                     27,515 <1%                    5,503                    -0- -0-
Shijingshan, Beijing, China
-------------------------------------------------------------------------------------------------------------
Hong Jin Zhang
Changhe Xingzheng Town,
Desheng Valley, Wuwei                   5,503 <1%                  1,101                    -0- -0-
County, Fuwu region, Anhui,
China
-------------------------------------------------------------------------------------------------------------
Ying Qiang Li
Liuqiao Town, Wangdian
Valley, Huaiyang County,                3,852 <1%                   770                     -0- -0-
Henan, China
-------------------------------------------------------------------------------------------------------------
Shi You Liu
Liuqiao Town, Wangdian
Valley, Huaiyang County,                1,651 <1%                   330                     -0- -0-
Henan, China
-------------------------------------------------------------------------------------------------------------
Hong Wei Liu
No. 503, Building 4, Unit
1, Keyan Building, Jinding           27,515 <1%                    5,503                    -0- -0-
St. Shijingshan, Beijing,
China
-------------------------------------------------------------------------------------------------------------

                                       24

-------------------------------------------------------------------------------------------------------------
Yong Xiu Yan
No. 1, Nanheyan, Pingguo
Yuan, Shijingshan District,              5,503 <1%                 1,101                    -0- -0-
Beijing, China
-------------------------------------------------------------------------------------------------------------
Shang Min He
Youfangzhuang Town, Shaji
Valley, Lucheng County,                  5,503 <1%                 1,101                    -0- -0-
Heinan, China
-------------------------------------------------------------------------------------------------------------
Xiao Yan Li
No. 5, Unit 2, Buidling 5,
West Street, Dingfu Zhuang,            44,023 <1%                  8,805                    -0- -0-
Chaoyang District, Beijing,
China
-------------------------------------------------------------------------------------------------------------
Yan Wu Xu
No. 602, 3rd Door, Building
225, Muofangbeili, Chaoyang            55,029 <1%                 11,006                    -0- -0-
District, Beijing, China
-------------------------------------------------------------------------------------------------------------
Wen Yong Ma
Family Center, Meikuang Er
Gong District, Dongniuma                2,751 <1%                   550                     -0- -0-
Si, Shaodong, Hunan, China
-------------------------------------------------------------------------------------------------------------
Xin Fa Li
No. 5 Maopingtou Town,
Yanquan Valley, Yizhang                 2,751   <1%                 550                     -0- -0-
County, Heinan, China
-------------------------------------------------------------------------------------------------------------
Sheng Jie He
Youfangzhuang Town, Shaji
Valley, Lucheng County,                 2,751 <1%                   550                     -0- -0-
Henan, China
-------------------------------------------------------------------------------------------------------------

(1)  Number of shares following dividend distribution

The shares owned or to be owned by the selling security holders are registered under rule 415 of the general rules and regulations of the Securities and Exchange Commission, concerning delayed and continuous offers and sales of securities. In regards to the offer and sale of such shares, we have made certain undertakings in Part II of the registration statement of which this prospectus is part, by which, in general, we have committed to keep this prospectus current during any period in which these persons make offers to sell or sell the covered securities pursuant to Rule 415.


                              PLAN OF DISTRIBUTION

BEIJING SANDE TECHNOLOGY (HOLDING) CO., LTD. ("BST") AND BEIJING SANDE SHANG MAO CO., LTD. ("BSS") DIVIDEND DISTRIBUTION


Beijing Sande Technology (Holding) Co., Ltd. ("BST") shall distribute 7,200,000 shares of our common shares, which it owns, to its shareholders as a dividend as of a record date of November 30, 2004, on the basis of one of our common shares for every one share of BST common share. Beijing Sande Shang Mao Co., Ltd. ("BSS") shall distribute 1,800,000 shares of our common shares, which it owns, to its shareholders as a dividend as of a record date of November 30, 2004, on the basis of one of our common shares for every one share of BSS common share. Neither the BST nor BSS shareholders will be required to pay any type of consideration for their shares. The BSS and BST shareholders shall receive their share certificates in the mail. It is expected that the shares will be mailed to such shareholders on or about _________________.

The BST and BSS shareholders, other than those deemed affiliates of AMTG upon the distribution, shall receive freely transferable shares. Those shareholders who receive shares in the BST and BSS dividend distributions that are deemed to be affiliates of AMTG shall receive restricted shares. These shares may only be sold pursuant to Rule 144 of the Securities Act of 1933, or by registration of said shares under the Securities Act of 1933.

Because of BST's and BSS's role in the distribution, they both will likely be deemed to be "statutory underwriters" within the meaning of Section 2(11) of the Securities Act. BST and BSS have both advised us that they will comply with prospectus delivery requirements that would apply to a statutory underwriter in connection with the distribution of our shares to their shareholders. BSS and BST has acknowledged that it is familiar with the anti-manipulation rules of the SEC, including Regulation M. These rules may apply to sales by BSS and BST in the market if a market develops. Neither BSS nor BST will not own any shares of our company after the distribution and has no plans for future sales or purchases.

With certain exceptions, Regulation M prohibits any selling shareholder, any affiliated purchasers and any broker-dealer or other person who participates in an applicable distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of our common stock.

SALES BY AMTG, BST, AND BSS SELLING SECURITY HOLDERS

The AMTG, BST, and BSS Selling Security Holders (collectively referred to as the "Selling Security Holders") shall be selling certain securities pursuant to this prospectus. AMTG, BST, and BSS Selling Security Holders shall be registering for resale 950,000, 4,228,431, and 1,057,108 shares of common stock, par value $.001, respectively. These Selling Security Holders shall be selling their shares for $1.00 per share until such time the shares are traded on a market or exchange, at which time they will be sold at prevailing market prices.

The AMTG Selling Security Holders, BST Selling Security Holders, and BSS Selling Security Holders (the "Selling Security Holders") should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the Selling Shareholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the Selling Shareholders, nor their agent, may bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such Selling Shareholders are distributing shares covered by this prospectus. Accordingly, except as noted below, the selling shareholders are not permitted to cover short sales by purchasing shares while the distribution is taking place. The Selling Shareholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The Selling Shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the Selling Shareholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We will receive no proceed in connection with the sales of securities in this prospectus.

                                LEGAL PROCEEDINGS

There are presently no pending or threatened legal proceedings pending against the Company.

          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Officers and directors of the company are listed below. Directors are elected to hold offices until the next annual meeting of shareholders and until their successors are elected or appointed and qualified. Officers are appointed by the board of directors until a successor is elected and qualified or until resignation, removal or death.

      Name                   Age                    Position
-----------------       -----------        ---------------------------
Chen Gao                     49             President, Director, Treasurer

Xin Yan Yuan                 47             Director

Richard Lui                  38             Director/Chairman

Monica Ding                  25             Secretary

Chen Gao, age 49, has served as president, treasurer and director of American Metal Technology Group since Jan 28, 2004; served as President of Beijing Tong Yuan Heng Feng Technology Co., Ltd. from Jan 2002 to present, served as Chairman and President of Beijing Mai Ke Luo Machinery Co., Ltd. from May 1994 to present, served as Chairman of Beijing Sande Technology (Holding) Co., Ltd from Jan 1993 to present. Mr. Gao was the accounting manager for Beijing Beichen Group Wuzhou Hotel from Sep 1987 to Dec 1992.

Richard Lui, age 38, has served as Chairman of American Metal Technology Group since February 2004 and has also served as vice Chairman of AP Henderson Group since July 23, 2004. AP Henderson Group is a publicly traded company trading on the Over the Counter Bulletin Board (OTCBB:APHG). Mr. Lui has served as President of Morgan Capital International, Inc., a Los Angeles, California based financial and management consulting company, since July 2002. From September 1997 to July 2002, Mr. Lui was the President of GlobaLink Securities, Inc. a NASD member broker-dealer.

Xin Yan Yuan, age 48, has served as director of American Metal Technology Group since October 2004; serviced as Vice President of Beijing Tong Yuan Heng Feng Technology Co., Ltd. from Jan 2002 to present, served as Director and Vice President of Beijing Mai Ke Luo Machinery Co., Ltd. from May 1994 to present, and has served as President of Beijing Sande Technology (Holding) Co., Ltd from Jan 1993 to present.

Monica Ding, age 25, has served as secretary of American Metal Technology Group since February 2004; has served as an executive assistant of Morgan Capital International, Inc., a Los Angeles, California based financial and management consulting company, since July 2002. From January 1999 to July 2002, Ms. Ding was secretary of Wall Street Holding Company, a Delaware corporation.

Officers of Beijing Tong Yuan Heng Feng Technology Co., Ltd.
------------------------------------------------------------

Zhong Min Li, age 42, served as Chief Financial Officer, and Manager of Finance and Accounting Department of Beijing Tong Yuan Heng Feng Technology Co., Ltd.

since January 2002 to present; served as Manager of Finance and Accounting Department of Beijing Mai Ke Luo Machinery Co., Ltd. from September 1995 to present; served as accountant in the Beijing Mineral Bureau from September 1980 to August 1995.

Jun Li, age 41, served as Manager of Sales Department of Beijing Tong Yuan Heng Feng Technology Co., Ltd. since January 2002 to present; served as Manager of Sales Department of Beijing Mai Ke Luo Machinery Co., Ltd. from May 1996 to present; Manager of Foreign Relations Department of Beijing Lan Jian Travel Agency from November 1995 to April 1996.

Wei Li, age 45, served as Manager of Technical Department of Beijing Tong Yuan Heng Feng Technology Co., Ltd. since January 2002 to present; served as Manger of Technical Department of Beijing Mai Ke Luo Machinery Co., Ltd., from March 2000 to present; Serviced as Deputy Chief of Beijing Five Star Beer Plant.

Han Zhang, age 44, served as Manager of Production Department of Beijing Tong Yuan Heng Feng Technology Co., Ltd. since January 2002 to present; served as Manager of Production Department of Beijing Tong Yuan Heng Feng Technology Co., Ltd. since July 1992 to present; Teacher of Beijiung Hai Dian Zoudu College from August 1988 to June 1992.

Yun Song He, age 36, served as Chief-engineer of Beijing Tong Yuan Heng Feng Technology Co., Ltd. since May 2002 to present; served as Chief-engineer of Beijing Mai Ke Luo Machinery Co. Ltd. from May 2002 to present; teacher at Beijing Shougang Steel Mechanics Institute from September 1994 to April 2002.


Committees of the Board of Directors
------------------------------------

As of November 1, 2004, the Board of Directors of the Company had no standing board committees.

                             EXECUTIVE COMPENSATION

The following table sets forth certain summary information concerning the compensation paid or accrued since inception of AMTG to our officers and directors.

                                    Annual Compensation           Long term compensation
                                    -------------------           ----------------------
                                                             Awards      Awards        Payouts
                                                             ------      ------        -------
                                               Other         Restricted  Securities
Name and                                       Annual        Stock       Options   LTIP    All other
Principal Position   Year Salary($)  Bonus($)  Compensation  Awards      /SARs     payout  compensation
------------------   --------------  --------  ------------  ------      -----     ------  ------------
Officers of AMTG
----------------
Chen Gao             2004  -0-         -0-           -0-      -0-           -0-    -0-         -0-
President            2003  -0-         -0-           -0-      -0-           -0-    -0-         -0-
Director             2002  -0-         -0-           -0-      -0-           -0-    -0-         -0-
Treasurer

Xin Yan Yuan         2004  -0-         -0-           -0-      -0-           -0-    -0-         -0-
Director             2003  -0-         -0-           -0-      -0-           -0-    -0-         -0-
                     2002  -0-         -0-           -0-      -0-           -0-    -0-         -0-

Richard Lui          2004  -0-         -0-           -0-      -0-           -0-    -0-         -0-
Chairman             2003  -0-         -0-           -0-      -0-           -0-    -0-         -0-
                     2002  -0-         -0-           -0-      -0-           -0-    -0-         -0-

Monica Ding          2004  -0-         -0-           -0-      -0-           -0-    -0-         -0-
Secretary            2003  -0-         -0-           -0-      -0-           -0-    -0-         -0-
                     2002  -0-         -0-           -0-      -0-           -0-    -0-         -0-

Officers of BJTY
----------------
Chen Gao             2004  10,882      -0-           -0-      -0-           -0-    -0-         -0-
President            2003  10,882      -0-           -0-      -0-           -0-    -0-         -0-
                     2002  10,882      -0-           -0-      -0-           -0-    -0-         -0-

Xin Yan Yuan         2004  9,674       -0-           -0-      -0-           -0-    -0-         -0-
Vice President       2003  9,674       -0-           -0-      -0-           -0-    -0-         -0-
                     2002  9,674       -0-           -0-      -0-           -0-    -0-         -0-

Zhong Min Li         2004  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-
CFO, Finance         2003  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-
Accounting Dept      2002  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-
Manager

Jun Li               2004  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-
Sales Dept.          2003  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-
Manager              2002  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-

Wei Li               2004  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-
Technical Dept       2003  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-
Manager              2002  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-


                                       30

Han Zhang            2004  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-
Production Dept      2003  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-
Manager              2002  -6,045-     -0-           -0-      -0-           -0-    -0-         -0-

Yun Song He          2004  -5,441-     -0-           -0-      -0-           -0-    -0-         -0-
Chief Engineer       2003  -5,441-     -0-           -0-      -0-           -0-    -0-         -0-
                     2002  -5,441-     -0-           -0-      -0-           -0-    -0-         -0-

All salaries are paid for through BJTY. No salaries have been paid out, but are accruing.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information about beneficial ownership of our common stock upon completion of the dividend distribution through this prospectus, by each officer and director, by any person or group who is known by us to own more than 5% of our common stock, and by the officers and directors as a group.

Title of Class    Name and Address          Amount and Nature        Percent of
                  Of Beneficial Owner       of Beneficial Owner      Class
--------------    -------------------       -------------------      -----

Common            Chen Gao(2)               2,036,075 (1)             20.36%

Common            Xin Yan Yuan(3)           1,540,813 (1)             15.41%

Common            Richard Lui(4)            50,000                    0.05%

Common            Monica Ding(5)            -0-                       -0-

Common            Xiao Jie Guo              528,279 (1)               5.28%

Common            Zhen Bang Song            550,290 (1)               5.5%

Common            Zhong Min Li(6)           55,029  (1)               0.55%

Common            Jun Li(7)                 16,509   (1)              0.16%

Common            Wei Li   (8)              55,029   (1)              0.55%

Common            Han Zhang(9)              11,006   (1)              0.11%

Common            Yun Song He(10)           -0-                       -0-

(1)      Number of shares to be owned following the dividend distribution.

(2)      President, Director, Treasurer
(3)      Director
(4)      Director/Chairman
(5)      Secretary
(6)      CFO of BJTY, Manager of Finance and Accounting Department of BJTY
(7)      Manager of Sales Department of BJTY
(8)      Manager of Technical Department of BJTY
(9)      Manager of Production Department of BJTY
(10)     Chief engineer of BJTY


                            DESCRIPTION OF SECURITIES


General
-------
We currently have 20,000,000 shares of common stock, $.001 par value per share, authorized. Upon the issuance of shares in this prospectus, there will be 10,000,000 shares of common stock issued. There are no preferred shares authorized.

Each holder of common stock has one vote per share on all matters voted upon by the shareholders. Holders of preferred stock do not have voting rights until shares of preferred stock are converted into shares of our common stock. Under our Articles of Incorporation, voting rights are non-cumulative so that shareholders holding more than 50% of the outstanding shares of common stock are able to elect all members of the Board of Directors.

Each share of common stock is entitled to participate equally in dividends as and when declared by the Board of Directors of the Company out of funds legally available, and is entitled to participate equally in the distribution of assets in the event of liquidation after all creditors and holders, if any, of stock with a liquidation preference have been paid in full. All shares, when issued and fully paid, are nonassessable and are not subject to redemption or conversion and have no conversion rights.

Dividends
---------
To date, we have not declared or paid any dividends on our common stock. The payment by us of dividends, if any, is within the discretion of the Board of Directors and will depend on our earnings, if any, our capital requirements and financial condition, as well as other relevant factors. The Board of Directors does not intend to declare any dividends in the foreseeable future, but instead intends to retain earnings for use in our business operations.

Nevada Anti-Takeover Law Provisions
-----------------------------------

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the Articles of Incorporation or Bylaws of the corporation provide that the provisions of these sections do not apply. Our Articles of Incorporation and Bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent
--------------

We have retained First American Stock Transfer, Inc. to serve as our transfer agent. The telephone number of First American Stock Transfer is (602)-485-1346 and their facsimile number is (602)-788-0423. The website for First American Stock Transfer is: http://www.firstamericanstock.com. Their mailing address is as follows:

First American Stock Transfer, Inc.
706 East Bell Road
Suite # 202
Phoenix, Az. 85022


OUR BUSINESS

History and Development (Organization within Last 5 Years)

American Metal Technology Group ("AMTG", "We", "Us", "Our" or the "Company") was incorporated on January 13, 2004 under the laws of the state of Nevada. The Company and its subsidiaries are primarily engaged in the sales and distribution of high precision investment casting products. On June 1, 2004, the Company acquired 80% ownership of Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY"), a manufacturer of high-precision investment casting products in the People's Republic of China ("China"). On August 2, 2004, the Company incorporated a wholly owned subsidiary, American Metal Technology (Lang Fang) Co., Ltd., ("AMLF") in Lang Fang, Hebei, China for the purpose of expanding its production capacity. On August 8, 2004, the Company via its wholly owned subsidiary AMLF acquired the remaining 20% ownership of BJTY. On November 12, 2004, the Company increased its authorized common shares from 10,000 shares to 20,000,000 shares and effected a forward split of all the outstanding shares of common stock on a 1,000 for 1 basis.

BJTY was incorporated on December 11, 2001 as a joint venture limited company by Beijing Sande Technology (Holding) Co., Ltd. ("BST"), 80% and Beijing Sande Shang Mao Co., Ltd. ("BSS"), 20%. BST is a high precision metal components maker in China and has long term business relationships with several mid to large size companies in Europe. Both BST and BSS produce complementary products, which enabled the Company's rapid growth and expansion.

Our principal executive office is located at 600 Wilshire Blvd., Suite 1253, Los Angeles, CA 90017. We currently maintain a web site at http://www.amtg-usa.com. Any information displayed on our website is not part of this prospectus.


Organization Chart

                                 American Metal
                                Technology Group
                              A Nevada Corporation
                                    :
                :-- 100% ----------------------- 80%---:
                v                                      v
American Metal Technology                       Beijing Tong Yuan Heng
(Lang Fang) Co., Ltd.     --------- 20% ------> Feng Technology Co., Ltd.
A Chinese Limited Company                       A Chinese Limited Company



Our Business
------------

American Metal Technology Group, a Nevada corporation, ("AMTG", "We", "Us", "Our" or the "Company"), via its subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd., ("AMLF"), is in the business of manufacturing and sales of high-precision investment casting and metal fabrication products in the People's Republic of China ("China"). Our production involves high-precision investment casting and machined products, including valves, pipe fittings, etc. We uses a wide range of ferrous and non-ferrous materials such as stainless steel, carbon steel, monel alloy, hastelloy alloy, and other various types of alloys.

We were incorporated on January 13, 2004 under the laws of the state of Nevada. Our principal executive office is located at 600 Wilshire Boulevard, Suite 1253, Los Angeles, CA 90017. On June 1, 2004, we entered into an equity purchase agreement with Beijing Sande Technology (Holding) Co., Ltd. to acquire 80% ownership of Beijing Tong Yuan

Heng Feng Technology Co., Ltd. As a result, we issued 7,200 shares of our pre-split common stock to BST in exchange for 80% ownership of BJTY. (See
Exhibit 10.1) On August 2, 2004, we incorporated American Metal Technology (Lang
Fang) Co., Ltd. in Hebei, China, for the purpose of expanding the production facility of BJTY. On August 8, 2004, the Company and AMLF together entered into an equity purchase agreement with Beijing Sande Shang Mao Co., Ltd. to the remaining 20% of BJTY. As a result, we issued 1,800 shares of our pre-split common stock to BSS and our subsidiary, AMLF, became the owner of 20% shareholder of BJTY. (See Exhibit 10.2) On November 12, 2004, we effected a forward split of all the outstanding shares of common stock on a 1,000 for 1 basis.

In addition, we maintain a web site at http://www.amtg-usa.com. Any information displayed on our website is not part of this prospectus.

Beijing Tong Yuan Heng Feng Technology Co., Ltd.
------------------------------------------------

Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") was incorporated on December 11, 2001 with its principal place of business in Beijing, China. Since its organization, BJTY has been a manufacturer of high precision metal parts for European original equipment manufacturers ("OEMs"). BJTY is one of the adequately equipped and fast growing manufacturers of high quality, high precision metal parts in China with a focus on components for food and beverage equipments. BJTY is headquartered at No. 15 Shixing Street, Shijingshan Badachu Hi-Tech Park, Beijing, China and leases this 14,004 square feet manufacturing complex from Beijing Sande Technology (Holding) Co., Ltd., a related corporation. See Certain Relationships and Related Transaction section for more information.

BJTY owns and operates high precision equipments with a monthly production capacity of sixty (60) tons and an annual output of seven hundred and twenty
(720) tons. BJTY is equipped under the highest standard in China in terms of precision levels. Its CNC lathes were purchased from Yamazaki Mazak Corporation, a well known machine tool maker in Japan. BJTY owns and operates 22 units of Quick Turn 200C Mazak CNC Turning Center, the fastest rapid traverse in its class. This machine produces precision equipment of up to 0.01mm, which is the type of high precision machinery used mainly in the aerospace, medical and defense industry. Its level of precision is ensured by real-time internet connection with the central control center of Yamazaki Mazak Corporation (Japan).

Other than the state of the art facility, BJTY also possesses a dedicated management team with fifty years of combined experience in the casting and metal fabrication industries. There are thirty-seven (37) well trained professionals and skilled technicians in the factory among the eighty (80) total employees. According to the audited financial statements for the fiscal year ended on December 31, 2003, BJTY had an audited total revenue of $2,483,006 with a net profit of $475,407. This is a 21 % increase in revenue and a 27 % increase in net income as compared with fiscal year 2002.

Organization Chart

                                      President

Administration  Human Resource  Finance and  Technical   Sales       Production
Department      Department      Accounting   Department  Department  Department
                                Department



American Metal Technology (Lang Fang) Co., Ltd.
-----------------------------------------------

American Metal Technology (Lang Fang) Co., Ltd., ("AMLF") was incorporated as a wholly owned subsidiary by AMTG on August 2, 2004 in Lang Fang city, Heibei, China. AMLF was formed to expand the production and operation of BJTY. Following the incorporation, AMLF had purchased the rights to use a total area of 30,291.3 square meters (approximately 326,053 square feet) of land from the Chinese government. The land is located at east side of Meison street and north of Lang Fang development zone garden in Lang Fang, Heibei, China. The term of the land-use-rights is fifty (50) years from September 1, 2004 to September 1, 2054. The land is semi-developed in terms of readied access to supplies of water, electricity, heat, natural gas and internet connections. We plan to build a new metal casting and metal fabrication facility in two construction phases. According to our plan, the new facility will have a monthly production capacity of one hundred (100) tons and an annual output of twelve hundred (1,200) tons upon completion of both construction phases. To achieve this capacity, we plan to equip this facility primarily with Quick Turn 200C Mazak CNC Turning Centers, the fastest rapid traverse in its class. The initial construction phase is estimated to begin in March 2005 and complete in October 2005.

Products
--------

We currently focus on the manufacture and sales of two main product lines, regulators and dispensers for food and beverage equipments. The regulators are produced with a high precision level compared to similar food and beverage equipment components producers in China. To the best of our knowledge, we are among the few companies in China capable of manufacturing regulators with this level of precision and endurance. We also produce three types of dispensers, Wall type, Flat type and Party-use. All of which are equipped with automatic shut-off function for maximum user safety.

Our Strategies
--------------

Our goal is to be the premier supplier of high precision metal fabricated products in China. We are committed to the development of new manufacturing techniques, and to bring new and technological advanced metal fabricated products to the global market. Management believes that our future growth and profitability depend on our ability to maintain product quality, control production costs, increase production capacity, improve our marketing and distribution channels, increase product offerings, and to effectively react to market changes.

Capitalize on our cost structure and logistical advantages:

We are able to take advantage of the low overhead costs and inexpensive labor available in China by locating our principal manufacturing facility in Beijing and plan to locate future facilities in Hebei, China. The close proximity of the factory complex to the Tianjin sea port can provide expedient transportation of our products to customers.

Capitalize on, and leverage our manufacturing strength:

Unlike many of the low end metal part manufacturing competitors in China, we have a vertically integrated manufacturing facility that can design and manufacture high end, value-added complex metal components. Our goal is to focus on manufacturing higher value-added products for larger customers in China as well as overseas. In addition, as more U.S. and European companies establish their manufacturing facilities in China, we will seek to provide high precision metal component to these new companies.

Change our product line in response to market demand:

Our strategy is to respond to changes in market conditions by changing product lines respectively. Management believes the demand market is changing rapidly. In order for us to capture the most profitable products in the future, we plan to setup a professional market intelligence team to monitor and respond to market changes and reported to the management on a timely basis.

Maintain high product quality:

Management believes that identifying each customer's needs and efficiently addressing its needs are vital to maintaining a competitive advantage to the success of the business. Our existing customers have built the goodwill associated with their products and their trade names on a high level of perceived quality. By employing a high quality production, management and quality control standards, we have been able to satisfy the stringent requirements of our customers including the acceptance of specific terms or contracts for our products. Most metal casting product manufactures aren't capable of entering into such contracts. Management believes that our commitment to high level services and attention to detail and quality has the effect of providing customers with a sense of confidence and security that their product requirements will be met and their products will be delivered on time with a competitive price.

The factory complex in Beijing, China, at which we conducted all of our manufacturing operations, was designed in accordance with strict manufacturing standards, paying particular attention to factory layout, cleanliness, incoming material control, in-process quality control, finished goods quality control and final quality examination.

Expansion by strategic merger and acquisition:

We believe that we have an opportunity to enhance our business development by acquiring other businesses that can complement our current business or that we believe may benefit us in terms of additional product lines or advanced technology, and by entering into strategic joint ventures with selected industry players. As a result, establishments of additional sales and marketing, research and development, and manufacturing facilities will be created. This strategy is driven in part by the continued growth and consolidation of the metal fabrication industry in China. We will seek businesses that are strategically positioned to diversify or enhance our customer base, product breadth and geographic coverage.

Industry
-----------

Everyday tasks such as dialing on the telephone, turning on a light, starting an automobile, or using a computer would not be possible without metal casting components. The metal casting industry has been integral to the U.S. economic growth and has helped the U.S. to become the world benchmark in fields such as manufacturing, science, medicine, and aerospace. Nearly all manufactured goods and capital equipments contain one or more of the cast components or rely on casting components for their manufacture. The metal casting industry produces both simple and complex components of unlimited variety, whether they are produced once as a prototype or thousands of times for use in a manufactured product. In addition to producing components of larger products, foundries may also do machining, assembling, and coating of the castings. Major end-use applications for castings include automobiles and trucks, farm and construction equipment, railroads, pipes and fittings, valves, and engines.

The basic metals casting process consists of pouring or injecting molten metal into a mold or a die containing a cavity of the desired shape. The most commonly used method for small and medium-sized castings is green sand molding, accounting for approximately 60 percent of castings produced. Other methods include die casting, shell molding, permanent molding, investment casting, lost foam casting, and squeeze casting. Markets for metal castings are increasingly competitive and casting customers are placing greater emphasis on high-quality, competitively priced castings. There is increasing demand for lighter-weight, high-strength ferrous and nonferrous cast metal components and castings that meet demanding design specifications. Casting processes must continually evolve and improve to remain competitive in today's marketplace.

Management believes there is significant room for expansion for AMTG and our subsidiaries in the metal casting and metal fabrication industry worldwide. We are in a multi-billion dollar metal casting industry. At least ninety percent of all manufactured goods contain one or more cast metal components. Metal castings components are integral in the U.S. transportation, energy, aerospace, manufacturing, and national defense.

China's rapid emergence as a dominant economic superpower has radically changed the competitive balance and cost structure across all manufacturing industries, including the precision machined parts manufacturing. In 2001, the U.S. dropped to second in world in ferrous casting production (Share of Tonnage Produced) with 16% of the world market while China leads the world in ferrous casting production with 24% of the world market. In 2000 and 2001, China experienced a 10% and 7% growth in ferrous casting shipments respectively while the U.S. experienced nearly a 10% decline in casting shipments in 2001. Other major producers of ferrous castings are Russia, Germany, Japan, and India.

Potential Acquisitions
----------------------

We intend to evaluate various potential acquisitions of companies and facilities in order to expand the scope of our operations and accelerate our growth. Specifically, we intend to evaluate the acquisition of companies or facilities that are either up-stream or down-stream from our current production lines. We have no definitive agreements with respect to potential acquisitions and there is no assurance that we will be successful in our efforts to make any such acquisitions.

Competition
-----------

The foundry industries are highly competitive. There are thousands of companies in China that are in the business of manufacturing and sales of investment casting, metal fabrication and machined products. There are also a great number of companies focusing on producing equipment for the food and beverage industry. An increase in competition in our industry could have a material adverse effect on us, as our competitors may have far greater financial and other resources available to them and possess extensive manufacturing, distribution and marketing capabilities far greater than those we possess.

Government Regulation
---------------------

At the present time, our management is not aware of any existing or probable governmental regulations, including environmental regulations which may have an effect on the Company's business.

Legal Proceedings
-----------------

There are presently no legal proceedings pending against the Company.

Description of Property
-----------------------

Our executive office is located in Los Angeles, California and consists of approximately 500 square feet, which we lease on a month to month basis.

BJTY currently leases a 14,004 square feet factory facility from a related party. The current lease agreement has a term of one year from July 16, 2004 to July 15, 2005 for a total cost of $51,849, which includes rent of $45,251 per annum ($3,770 per month), management fee of $1,884 per annum ($157 per month) and heat supply fee of $4,714 for the winter season. The factory is located at No. 15 Shixing Street, Shijingshan Badachu, High-Tech Park, Beijing, China. A copy of the lease is hereby attached as Exhibit 10.4 to this prospectus.


Employees
---------

The Company currently has two part time employees in our Los Angeles office and eighty full time employees with our wholly owned subsidiary, Beijing Tong Yuan Heng Feng Technology Co., Ltd.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

--------------------------------------------------------------------------------
This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results and events could differ materially from those projected, anticipated, or implicit, in the forward-looking statements as a result of the risk factors set forth below and elsewhere in this report. With the exception of historical matters, the matters discussed herein are forward looking statements that involve risks and uncertainties. Forward-looking statements include, but are not limited to, the date of introduction or completion of our products, projections concerning operations and available cash flow. Our actual results could differ materially from the results discussed in such forward-looking statements.
--------------------------------------------------------------------------------

         The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included in this report.

Business Overview and Plan of Operations
----------------------------------------

American Metal Technology Group, a Nevada corporation, ("AMTG", "We", "Us", "Our" or the "Company") via its subsidiaries, Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY") and American Metal Technology (Lang Fang) Co., Ltd., ("AMLF") is in the business of manufacturing and sales of high-precision investment casting and metal fabrication products in the People's Republic of China ("China"). The Company's production involves high-precision investment casting and machined products, including valves, pipe fittings, etc. The Company uses a wide range of ferrous and non-ferrous materials such as stainless steel, carbon steel, monel alloy, hastelloy alloy, and other various types of alloys.

We were incorporated on January 13, 2004 under the laws of the state of Nevada. Our principal executive office is located at 600 Wilshire Boulevard, Suite 1253, Los Angeles, CA 90017. On June 1, 2004, the Company entered into an equity purchase agreement with Beijing Sande Technology (Holding) Co., Ltd. ("BST") to acquire 80% ownership of Beijing Tong Yuan Heng Feng Technology Co., Ltd. ("BJTY"). As a result, we issued 7,200 shares of our pre-split common stock to BST in exchange for 80% ownership of BJTY. (See Exhibit 10.1) On August 2, 2004, the Company incorporated American Metal Technology (Lang Fang) Co., Ltd. ("AMLF") in Hebei, China, for the purpose of expanding the production facility of BJTY. On August 8, 2004, the Company and AMLF together entered into an equity purchase agreement with Beijing Sande Shang Mao Co., Ltd. ("BSS") for the remaining 20% of BJTY. As a result, we issued 1,800 shares of our pre-split common stock to BSS and our subsidiary, AMLF, becomes the owner of 20% shareholder of BJTY. (See Exhibit 10.2) On November 12, 2004, we effected a forward split of all the outstanding shares of common stock on a 1,000 for 1 basis.

In the next 12 months, we hope to expand and strengthen our operations through a number of proposed plans for our Company and subsidiaries.

Plan of Operations for American Metal Technology Group
------------------------------------------------------

In the next 12 months, we hope to build up an experienced, dedicated and seasoned management team in the United States to oversee the operations of our subsidiaries in China. We also plan to develop distribution channels for BJTY products in the United States as well as target valuable venture opportunities in metal casting and fabrication industries. We will actively seek out other companies that we may possibly acquire or create strategic relationships with. Furthermore, we plan to conduct equity based capital raising in the United States as well as offshore.

Plan of Operations for Beijing Tong Yuan Heng Feng Technology Co., Ltd.
-----------------------------------------------------------------------

In the next 12 months, BJTY plans to increase the production capacity by installing four additional units of Quick Turn 200C Mazak CNC Turning Center, which should increase our monthly capacity from 60 tons to 70 tons and annual capacity from 720 tons to 840 tons. We estimate the cost to complete the installation is approximately $250,000. Furthermore, upon the possible completion of the first phase construction of the AMLF factory, BJTY plans to move the current operation to the new factory. We believe we will be able to generate the necessary capital to implement this plan from our current cash flow.

Plan of Operations for American Metal Technology (LangFang) Co., Ltd.
---------------------------------------------------------------------

In the next 12 to 24 months, AMLF plans to build a manufacture facility in two phases. The initial phases shall include the construction and development of workshop and office space with a total area of 5,000 square meters (53,819 square feet), which we believe will be completed by October 2005. We estimate the capital requirement to complete the initial phase is $900,000. Upon completion of the initial construction phase, we plan to install 20 units of Mazak CNC Turning Center, which will cost an estimated $600,000. Upon completion of this installation, we'll have a monthly capacity of 55 tons per month. By year end of 2006, we hope to complete phase two of the construction of this new facility. The second phase shall include the construction of a precision casting workshop of 6,000 square meters (64,583 square feet) with an estimated cost of $1 million dollars. Upon the completion of the second construction phase, we hope to install additional specialized equipments at an estimated cost of $600,000. This expansion plan will enable us to increase our production capacity, production volume and better fulfill market demand on our products. At this time, we do not have the capital to complete the proposed expansion. We plan to allocate initial funds from our current cash flow and to obtain additional capital through equity based financing or loans from local banks and financial institutions in China in order to fund the proposed expansion.

Results of Operations

Nine Months Ended September 30, 2004 Compared to Nine Months Ended September 30, 2003.

For the nine months ended September 30, 2004, we reported a net income of $712,266 compared to a net income of $330,193 for the nine months ended September 30, 2003.

         Revenues. Our recurring revenues are generated principally from sales of regulators and dispensers for food and beverage equipments. Revenues in the nine months ended September 30, 2004 were $3.13 million, an increase of $1.33 million, or 74%, from $1.80 million for the nine months ended September 30, 2003. The increase was due to an increase in production capacity. Since January 2004, we have purchased eight units of the CNC Mazak Turning Center in addition to fourteen units of same type Mazak lathes in place as of year end 2003. This increased our production capacity from 448 tons to 720 tons per annum. Our revenues come from sales all of our manufactured products to two related corporations, Beijing Sande Shang Mao Co., Limited ("BSS") and Beijing Mai Ke Luo Machinery Co., Limited ("BMKL"). See Certain Relationships and Related Transactions section for more information.

         Cost of Sales. For the nine months ended September 30, 2004, the Cost of sales was $2.39 million, an increase of $0.94 million, or 64.5%, from $1.45 million for the nine months ended September 30, 2003. The increase was due to an overall increase in revenue. However, the cost of sales as a percentage of revenue decreased from 80.48% for the nine months ended September 30, 2003 to 76.28% for the nine months ended September 30, 2004. The decrease in cost of sales as a percentage of revenue was caused by continuous effort of our management to effectively lowering production cost by maximizing usage of raw materials.

         Depreciation, Depletion and Amortization. Depreciation, depletion and amortization for the nine months ended September 30, 2004 was $3,241, an increase of $924, or 39.88%, from $2,317 for the nine months ended September 30, 2003. The increase was due to the purchase of 8 additional machine units.

         General and Administrative Expenses. General and administrative expenses are the cost we incur in administering our normal day-to-day operations. General and administrative expenses for the nine months ended September 30, 2004 were $28,241, an increase of $11,645, or 71.74%, from $16,596 for the nine months ended September 30, 2003. The increase was primarily due to the employment of laborers to operate on the additional machine units. General and administrative expenses as a percentage of revenue decreased from 0.92% for the nine months ended September 30, 2003 to 0.9% for the nine months ended September 30, 2004.

         Gross Profit. Gross profit for the nine months ended September 30, 2004 was $742,975, an increase of $394,363, or 113%, from $348,612 for the nine months ended September 30, 2003. Gross profit expressed as a percentage of revenue increased from 19.32% for nine months ended September 30, 2003 to 23.72% for nine months ended September 30, 2004.

         Net Income. Net income for the nine months ended September 30, 2004 was $712,266, an increase of $382,073, or 116%, from $330,193 for the nine months ended September 30, 2003.

Fiscal Year December 31, 2003 Compared to Fiscal Year December 31, 2002.

For the fiscal year ended December 31, 2003, we reported a net income of $475,407 compared to a net income of $374,406 for the year ended December 31, 2002.

         Revenues. Our recurring revenues are generated principally from sales of regulators and dispensers for food and beverage equipments. Revenues in the fiscal year ended December 31, 2003 were $2.48 million, an increase of $440,903, or 21.6%, from $2.04 million in the fiscal year ended December 31, 2002. The increase was due primarily to an increase of production capacity in year 2003. In 2003, we have increased our production capacity from 256 tons to 448 tons per annum by purchasing 6 units of CNC Mazak lathes in addition to the 8 units of Mazak lathes in place as of year end 2002. Our revenues come from sales all of our manufactured products to two related corporations, Beijing Sande Shang Mao Co., Limited ("BSS") and Beijing Mai Ke Luo

Machinery Co., Limited ("BMKL"). See Certain Relationships and Related Party Transactions section for more information.

         Cost of Sales. Our primary cost of sales in the fiscal year ended December 31, 2003 were $1.93 million, an increase of $285,493, or 17.3%, from $1.65 million in the fiscal year ended December 31, 2002. The increase was due to the overall increase in revenue. However, cost of sales as a percentage of revenue decreased from 80.6% in the fiscal year ended December 31, 2002 to 77.8% in the fiscal year ended December 31, 2003. The decrease in cost of sales as a percentage of revenue was caused by effectively lowering production cost by maximizing usage of raw materials as well as due to the increase of profit margin in certain products sold in 2003.

         Depreciation, Depletion and Amortization. Depreciation, depletion and amortization in the fiscal year ended December 31, 2003 was $3,098, an increase of $2,697, or 672%, from $401 in the fiscal year ended December 31, 2002. The increase was due to the purchase of 6 additional machine units.


         General and Administrative Expenses. General and administrative expenses in the fiscal year ended December 31, 2003 were $74,408, an increase of $54,361, or 271%, from $20,047 in the fiscal year ended December 31, 2002. General and administrative expenses as a percentage of revenue increased from 0.98% in fiscal 2002 to 2.99% during fiscal 2003. The increase was primarily due to the employment of labors to operate on the additional machine units.

         Gross Profit. Gross profit in the fiscal year ended December 31, 2003 was $551,369, an increase of $155,410, or 39.2%, from $395,959 in the fiscal year ended December 31, 2002. Gross profit expressed as a percentage of revenue increased from 19.4% in fiscal 2002 to 22.2% during fiscal 2003.

         Net Income. Net income in the fiscal year ended December 31, 2003 was $475,407, an increase of $101,001, or 27%, from $374,406 in the fiscal year ended December 31, 2002.

Liquidity and Capital Resources.

Our operating activities provided approximately $3,132,161 for the nine months ended September 30, 2004. Cash as of September 30, 2004 approximated $886,469 and working capital was $799,610. This compares to working capital of $274,163 and a cash balance of $99,225 at December 31, 2003.

Cash provided by operating activities totaled $964,127 for the nine months ended September 30, 2004, compared to $94,220 during the nine months ended September 30, 2003.

The cash requirements for AMTG are mostly administrative. We expect our cash requirement for the next 12 months is approximately $100,000. We believe that projected revenues from our subsidiary, Beijing Tong Yuan Heng Feng Technology Co., Ltd., will be sufficient to fund our operations in the United States.

The cash requirement for BJTY to continue its current operations for the next 12 months is estimated to be $250,000. The cash requirement for BJTY to implement its operation plan for the next 12 months is estimated to be $250,000. We believe that projected revenues will be sufficient to continue the operations as currently in place as well as implementing our business plan for the next 12 months.

AMLF is currently in the construction and development stage and will require approximately $900,000 to complete its initial phase of construction. At this time, the Company does not have the required funds which may greatly reduce our chance for success with this project. We plan to allocate initial funds from our current cash flow and to obtain additional capital through equity based financing or loans from local banks and financial institutions in China. However, there are no commitments on the part of anyone to provide us with any financing in any amount and there are no guarantees that such funds will be available on commercially reasonable terms, if at all. Our ability to raise the required capital will greatly affect our chances for success.

Should we fail to obtain necessary financing for our operations in the U.S., we may rely principally on our subsidiaries for working capital, including the funds necessary to service any debt we may incur, or financing we may need for operations other than through our subsidiaries. The Peoples Republic of China ("PRC") legal restrictions permit payments of dividends by our subsidiaries only out of its net income, if any, determined in accordance with PRC accounting standards and regulations. Under PRC law, our subsidiaries are also required to set aside a portion of its net income each year to fund certain reserve funds. These reserves are not distributable as cash dividends.

CRITICAL ACCOUNTING POLICIES

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. These estimates and assumptions are affected by management's application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

Property and equipment - Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of 5 and 10 years. Maintenance and repairs are charged to expense as incurred. Major improvements are capitalized.

Allowance for doubtful accounts - The Company maintains an allowance for its doubtful accounts for estimated losses resulting from the inability of its customers to make the required payments when due. If the financial condition of its customers changed, changes to these allowances may be required, which would impact the Company's future operating results.

Inventories - Inventories, consisting of finished goods, raw materials and work in progress, are stated at the lower of cost or market value with cost determined using the first-in, first-out method. The Company makes certain provision for inventory obsolescence based on the age and market conditions of the inventories. If market conditions or future product enhancements and developments change, the Company may be required to adjust its provision for inventory obsolescence which may have a significant impact on future operating results and financial position.

Impairment of assets - The Company's long-lived assets principally include property, plant and equipment and land use rights. In assessing the impairment of these assets, the Company has made assumptions regarding the estimated future cash flows and other factors to determine the fair value of the respective assets. If these estimates or the related assumptions change in the future, the Company may be required to record impairment charges for these assets.

Income taxes - The Company account for income taxes under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109 "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company's wholly owned subsidiary BJTY is incorporated in the PRC. BJTY is registered as a new and high technology enterprise is entitled to full exemption from PRC income tax for the three years beginning from the first year the Company becomes profitable and a 50% income tax reduction for the subsequent three years. No income tax expense has been recorded by BJTY for 2003 and 2002 as the Company was fully exempted under the new and high technology enterprise rules. Should the new and high technology rules applicable to the business of BJTY change in the future, it may have an adverse effect on the tax holiday the Company currently enjoys or expect to enjoy in the foreseeable future under existing rules.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDERS MATTERS

Lack of Prior Public Market and Possible Volatility of Stock Price
------------------------------------------------------------------

Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will develop or be sustained after the Offering. AMTG will seek a Market Maker to apply to have AMTG's Common Stock included for quotation in the over-the-counter market on the OTC Bulletin Board or quotation. There can be no assurance that the Market Maker's activities will be continued, or that inactive trading market for AMTG's Common Stock will be developed or maintained. The future market price of the Common Stock may be highly volatile. There have been periods of extreme fluctuation in the stock market that, in many cases, were unrelated to the operating performance of, or announcements concerning the issuers of the affected securities. Securities of issuers having relatively limited capitalization, limited market makers or securities recently issued in a public offering are particularly susceptible to fluctuations based on short-term trading strategies of certain investors. Although the initial public offering price of the Common Stock reflects AMTG's assessment of current market conditions, there can be no assurance that such price will be maintained following the Offering.

Designated Security/Penny Stock
-------------------------------

Following completion of this Offering, and upon successful listing of the Common Stock on the OTC Bulletin Board, if the bid price for AMTG's Common Stock is below $5.00 per share, AMTG's Common Stock would be subject to special sales practice requirements applicable to "designated securities" and "penny stock." No assurance can be given that the bid price for AMTG's Common Stock will be above $5.00 per share following the Offering. If such $5.00 minimum bid price is not maintained and another exemption is not available, AMTG's Common Stock would be subject to additional sales practice requirements imposed on broker-dealers who sell the Common Stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written agreement to the transaction prior to the sale. These rules may be anticipated to affect the ability of broker-dealers to sell AMTG's Common Stock, which may in turn be anticipated to have an adverse impact on the market price for the Common Stock and the ability of purchasers to sell their shares in the secondary market.

Possible Sale of Common Stock Pursuant to Rule 144
--------------------------------------------------

AMTG has previously issued shares of Common Stock that constitute "restricted securities" as that term is defined in Rule 144 adopted under the Securities Act. Subject to certain restrictions, such securities may generally be sold in limited amounts after one year after their acquisition. There are currently no shares issued that are eligible for sale under Rule 144.


            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Securities Act, and will be governed by the final adjudication of such issue.


                      INTEREST OF NAMED EXPERTS AND COUNSEL

The legality of the securities offered hereby has been passed upon by The Law Offices of Adam U. Shaikh, Chtd.., Las Vegas, Nevada. Certain of the financial statements of AMTG included in these prospectuses and elsewhere in the registration statement, to the extent and for the periods indicated in their reports, have been audited by Jimmy C.H. Cheung & Co., independent certified public accountants given on the authority of the said firm as experts in auditing and accounting.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Sales of Products to Related Parties
------------------------------------

Since January 2002, BJTY sold all of its manufactured products to two related corporations, Beijing Sande Shang Mao Co., Limited ("BSS") and Beijing Mai Ke Luo Machinery Co., Limited ("BMKL"). BSS is owned as to 41.27% by above stated officers and directors of BJTY. BMKL is a PRC joint venture company owned as to 75% by a third party Danish company, 5% by a third party Taiwanese company and the balance of 20% is owned by BST. The amount of related party sales were $1,543,777 in 2002 and

$2,483,006 in 2003 and $3,132,161 for the nine months ended September 30, 2004 (unaudited).

Lease Agreement with Related Party
----------------------------------

On July 15, 2004, BJTY entered into a lease agreement with Beijing Sande Technology (Holding) Co., Ltd. The total amount owed under the lease agreement is $51,849, which includes rent of $45,251 per annum ($3,770 per month), management fee of $1,884 per annum ($157 per month) and heat supply fee of $4,714 for the winter season. The lease ends on July 15, 2005. (See Exhibit 10.4)

Loans from Related Parties
--------------------------

On August 15, 2004, BJTY obtained a loan of $600,000 from Beijing Sande Technology (Holding) Co., Ltd. ("BST"). BST is owned as to 41.27% by above stated officers and directors of BJTY. This loan is unsecured, interest free and is repayable in December 2005. (See Exhibit 10.5)

For the nine months ended September 30, 2004 Consolidated (unaudited) and for the nine months ended September 30, 2003 (unaudited), BJTY incurred costs in the amounts of $8,423 and $8,423 respectively for services provided by certain management employees of BST on behalf of BJTY.

For the nine months ended September 30, 2004 consolidated (unaudited) and for the nine months ended September 30, 2003 (unaudited), BJTY owed BST $83,496 and $20,592 respectively for shared management expenses and short term loan advances.

During 2003 and 2002, BJTY incurred costs to BST, a related company owned as to 41.27% by above stated officers and directors of BJTY, in the amounts of $11,232 and $9,360 respectively for services provided by certain management employees of Beijing Sande Technology (Holding) Co., Ltd. Such costs were charged on an actual incurred pro-rated on estimated time spent basis.

BJTY owed BST, a related company owned as to 41.27% by above stated officers and directors of BJTY, $20,592 and $9,360 as of December 31, 2003 and 2002 respectively for shared management expenses.


Loans Made to Related Parties
-----------------------------

BJTY had advanced funds amounting to $195,652 to BSS, a related company owned as to 41.27% by above stated officers and directors of BJTY, as of December 31, 2002 as a short-term, unsecured loan free of interest payment. This loan was fully repaid in 2003.

Affiliates Receiving Shares in Distribution
-------------------------------------------

Chen GAO is a director, president, treasurer and shareholder of AMTG, BST and BSS. Mr. Gao is also a director, president of BJTY and BMKL. Xin Yan YUAN is a director and shareholder of BST and BSS. Ms. Yuan is also a director of BJTY and BMKL. Zhong Min LI is the CFO and shareholder of BST and BSS. Mr. Zhong Min Li is also the CFO of BJTY and BMKL. Jun LI is the Sales Department Manager and shareholder of BST and BSS. Mr. Jun Li is also the Sales Department Manager for BJTY and BMKL. Wei LI is the Technical Department Manager and shareholder of BST and BSS. Mr. Wei Li is also the Technical Department Manager for BJTY and BMKL. Han Zhang is the Production Department Manager and shareholder of BST and BSS. Mr. Han Zhang is also the Production Department Manager for BJTY and BMKL.

Messrs. Chen Gao, Xin Yan Yuan, Zhong Min Li, Jun Li, Wei Li and Han Zhang will receive restricted shares in AMTG upon effectiveness of this registration statement.

                              FINANCIAL STATEMENTS



                         AMERICAN METAL TECHNOLOGY GROUP
                                AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                            AS OF SEPTEMBER 30, 2004
                                   (UNAUDITED)

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                                    CONTENTS

                                                                                   Pages
------------------------------------------------------------------------------------------
Balance Sheets
as of September 30, 2004 (Unaudited) Consolidated and December 31, 2003                1
------------------------------------------------------------------------------------------

Statements of Operations and Comprehensive Income
for the nine months ended September 30, 2004 Consolidated and 2003 (Unaudited)         2
------------------------------------------------------------------------------------------

Consolidated Statements of Stockholders' Equity
for the nine months ended September 30, 2004
(Unaudited)                                                                            3
------------------------------------------------------------------------------------------

Statements of Cash Flows
for the nine months ended September 30, 2004 Consolidated and 2003 (Unaudited)         4
------------------------------------------------------------------------------------------


Notes to Consolidated Financial Statements                                        5 - 11
------------------------------------------------------------------------------------------

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                                 BALANCE SHEETS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)

                                      ASSETS
                                      ------
                                                        September 30,
                                                            2004
                                                        Consolidated     December 31,
                                                  Note   (Unaudited)         2003
                                                         ----------      ----------
CURRENT ASSETS
    Cash and cash equivalents                            $  886,469      $   99,225
    Accounts receivable, net of allowances            2          --          36,062
    Advances to suppliers                                   313,837         181,800
    Inventories                                       3      80,892         116,227
    Other receivable and prepaid expenses                    11,794           2,135
                                                         ----------      ----------
        Total Current Assets                              1,292,992         435,449

PROPERTY AND EQUIPMENT, NET                           4   1,056,618         817,196

OTHER ASSETS
    Land use rights, net                                    548,756              --
                                                         ----------      ----------

TOTAL ASSETS                                             $2,898,366      $1,252,645
                                                         ==========      ==========

                        LIABILITIES AND STOCKHOLDERS' EQUITY
                        ------------------------------------

CURRENT LIABILITIES
    Accounts payable                                     $   77,583      $   79,681
    Other payables and accrued expenses               5      99,363          52,112
    Advances from a customer                                213,926              --
    Other tax payables                                       19,014           8,901
    Due to a stockholder                                     83,496          20,592
                                                         ----------      ----------
        Total Current Liabilities                           493,382         161,286
                                                         ----------      ----------

LONG TERM LIABILITY
    Due to a related company                          8     600,000              --
                                                         ----------      ----------

TOTAL LIABILITIES                                        $1,093,382         161,286

COMMITMENTS AND CONTINGENCIES                                    --              --

STOCKHOLDERS' EQUITY
    $0.001 par value, 20,000,000 shares authorized,
        10,000,000 shares issued and outstanding             10,000              --
    Additional paid-in capital                              232,905         241,546
    Retained earnings
      Unappropriated                                      1,434,607         722,341
      Appropriated                                          127,472         127,472
                                                         ----------      ----------
        Total Stockholders' Equity                        1,804,984       1,091,359
                                                         ----------      ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY               $2,898,366      $1,252,645
                                                         ==========      ==========

The accompanying notes are an integral part of these consolidated financial statements

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)
       -----------------------------------------------------------------

                                                           2004
                                                   Consolidated               2003
                                                   ------------       ------------
NET SALES                                          $  3,132,161       $  1,804,698

COST OF SALES                                        (2,389,186)        (1,456,086)
                                                   ------------       ------------

GROSS PROFIT                                            742,975            348,612
                                                   ------------       ------------

OPERATING EXPENSES
    Selling expenses                                         --                 56
    General and administrative expenses                  28,241             16,596
    Depreciation and amortization                         3,241              2,317
                                                   ------------       ------------
           Total Operating Expenses                      31,482             18,969
                                                   ------------       ------------

INCOME FROM OPERATIONS                                  711,493            329,643

OTHER INCOME (EXPENSE)
    Interest income                                       1,034                550
    Currency transaction expense                           (261)                --
                                                   ------------       ------------
           Total Other Income                               773                550

INCOME FROM CONTINUING OPERATIONS
    BEFORE TAXES                                        712,266            330,193

INCOME TAX EXPENSE                                           --                 --
                                                   ------------       ------------

NET INCOME                                              712,266            330,193

OTHER COMPREHENSIVE INCOME
    Foreign currency translation loss                        --                 --
                                                   ------------       ------------

COMPREHENSIVE INCOME                               $    712,266       $    330,193
                                                   ============       ============

Net income per share - basic and diluted           $       0.07       $       0.03
                                                   ============       ============

Weighted average number of shares outstanding
    during the period - basis and diluted            10,000,000         10,000,000
                                                   ============       ============

The accompanying notes are an integral part of these consolidated financial statements

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 (UNAUDITED)
            --------------------------------------------------------

                                               Common stock           Additional    Unappropriated    Appropriated
                                                                         paid-in          retained        retained
                                         Shares            Amount        capital          earnings        earnings           Total
                                       ----------      ----------      ----------       ----------      ----------      ----------
Balance, December 31, 2003                     --      $       --      $  241,546       $  722,341      $  127,472      $1,091,359

Acquisition of Beijing Tong Yuan
    Heng Feng Technology Co., Ltd       9,000,000           9,000          (9,000)              --              --              --

Issued during the nine months
    ended September 30, 2004            1,000,000           1,000             359               --              --           1,359

Net income for the nine months
    ended September 30, 2004                   --              --              --          712,266              --         712,266
                                       ----------      ----------      ----------       ----------      ----------      ----------
Balance, September 30, 2004            10,000,000      $   10,000      $  232,905       $1,434,607      $  127,472      $1,804,984
                                       ----------      ----------      ----------       ----------      ----------      ----------








The accompanying notes are an integral part of these consolidated financial statements

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                            STATEMENTS OF CASH FLOWS
        FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004 AND 2003 (UNAUDITED)
        -----------------------------------------------------------------

                                                                               2004
                                                                       Consolidated          2003
                                                                       ------------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                            $ 712,266     $ 330,193
    Adjusted to reconcile net income to cash provided
       by operating activities:
       Depreciation - cost of sales                                          70,319        20,222
       Depreciation                                                           3,241         2,317
    Changes in operating assets and liabilities (increase)decrease in:
       Accounts receivable                                                   36,062      (119,906)
       Advances to suppliers                                               (132,037)        5,265
       Other receivable and prepaid expenses                                 (9,659)      (20,682)
       Value add tax receivables                                                 --        23,754
       Inventories                                                           35,335       167,225
       Accounts payable                                                      (2,098)      (96,182)
       Other payables and accrued expenses                                   26,659         8,105
       Advances from a customer                                             213,926      (217,099)
       Other tax payables                                                    10,113        (8,992)
                                                                          ---------     ---------
       Net cash provided by operating activities                            964,127        94,220
                                                                          ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                                     (324,744)      (70,845)
    Land use rights acquired                                               (548,756)           --
    Proceeds from the sale of property and equipment                         11,762            --
                                                                          ---------     ---------
       Net cash used in financing activities                               (861,738)      (70,845)
                                                                          ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES
    Due from a stockholder                                                       --        38,647
    Due to a stockholder                                                     83,496         8,424
    Due to a related company                                                600,000            --
    Proceeds from the issuance of common stock                                1,359            --
                                                                          ---------     ---------
       Net cash provided by financial activities                            684,855        47,071
                                                                          ---------     ---------


NET INCREASE IN CASH AND CASH EQUIVALENTS                                   787,244        70,446

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                             99,225       274,981
                                                                          ---------     ---------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                $ 886,469     $ 345,427
                                                                          ---------     ---------

The accompanying notes are an integral part of these financial statements

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

     (A)  Organization and basis of presentation

          American Metal Technology Group ("AMTG") was incorporated in Nevada, United States of America on January 13, 2004. Beijing Tong Yuan Heng Feng Technology Co., Limited ("BJTY"), a People's Republic of China ("PRC") limited liability company is principally engaged in the manufacturing and selling of high precision metal parts and components.

          In 2004, AMTG entered into two purchase agreements with certain shareholders of BJTY. AMTG acquired 80% of the registered capital of BJTY from a certain shareholder of BJTY for 7,200 (7,200,000 post split) common shares of AMTG. AMTG, through its 100% owned subsidiary, American Metal Technology (Lang Fang) Co., Limited ("AMLF"), a PRC limited liability company incorporated on August 2, 2004, acquired the remaining 20% of the registered capital for 1,800 (1,800,000 post split) common shares of AMTG. The transactions have been accounted for as a reorganization of entities under common control as the companies were beneficially owned by principally identical shareholders and share common management. The financial statements have been prepared as if the reorganization had occurred retroactively. AMTG and its subsidiaries are hereafter referred to as (the "Company").

          The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and results of operations.

          It is management's opinion however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statements presentation. The results for the interim period are not necessarily indicative of the results to be expected for the year.

          The accompanying 2004 (consolidated) and 2003 financial statements include the accounts of AMTG and its 100% owned subsidiary AMLF and BJTY. All significant intercompany balances and transactions have been eliminated in consolidation.

(B)      Use of estimates

          In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

(C)      Cash and cash equivalents

          For purpose of the statements of cash flows, cash includes demand deposits with a bank.

(D)      Inventories

          Inventories are stated at lower of cost or market value, cost being determined on a first-in, first-out method.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(E)      Property and equipment and land use right

          Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

          Depreciation is provided on a straight-line basis, less estimated residual value over the assets estimated useful lives. The estimated useful lives are as follows:

          Buildings                                             50 Years
          Plant and machinery                                   10 Years
          Motor vehicles                                         6 Years
          Furniture, fixtures and equipment                      5 Years

          Land use rights are amortized over the term of the relevant rights of 50 years. At September 30, 2004 no amortization has been made as the rights were acquired in August 2004 and the land has not been put in service.

(F)      Fair value of financial instruments

                  Depreciable assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based on projected undiscounted cash flows associated with the assets. A loss is recognized for the difference between the fair value and the carrying amount of the assets. Fair value is determined based upon market quote, if available, or is based on valuation techniques.

          The carrying amount of the Company's cash, receivables and payables approximates their fair value due to the short maturity of those instruments.

(G)      Revenue recognition

          The Company recognizes revenue from the sale of metal parts and components at the time of delivery, when title to the products transfers and the customer bears the risk of loss.

(H)      Income taxes

          The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is organized in the United States and the People's Republic of China.

          PRC income tax is computed according to the relevant laws and regulations in the PRC. The Company being registered as a new and high technology enterprise is entitled to full exemption from income tax for three years beginning from the first year the Company becomes profitable and a 50% income tax reduction for the subsequent three years. No income tax expense has been recorded for 2004 and 2003 as the Company was exempt under the new and high technology enterprise rules.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(I)      Foreign currency translation

          The functional currency of the Company is the Chinese Renminbi ("RMB"). Transactions denominated in currencies other than RMB are translated into United States dollars using period end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholder's equity as other comprehensive gain (loss).

(J)      Comprehensive income

          The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive income in the statements of operations and stockholders' equity.

(K)      Segments

          The Company operates in only one segment, therefore segment disclosure is not presented.

(L)      Recent accounting pronouncements

          In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, and Interpretation of ARB 51". FIN No. 46 provides guidance on the identification of entities of which control is achieved through means other than voting rights ("variable interest entities" or "VIE's") and how to determine when and which business enterprise should consolidate the VIE (the "Primary Beneficiary"). In addition, FIN No. 46 required that both the Primary Beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements of FIN No. 46 are required in all financial statements initially issued after January 31, 2003, if certain conditions are met.

          In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

          In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

          SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involve instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(M)      Recent accounting pronouncements

           Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities of FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003.

           The adoption of these pronouncements did not have a material effect on the Company's financial position or results of operations.


2.    ACCOUNTS RECEIVABLE

     Accounts receivable at September 30, 2004 Consolidated (unaudited) and December 31, 2003 consisted of the following:

                                                  2004
                                          Consolidated
                                            (Unaudited)                2003
                                        ---------------    -----------------

Trade and other receivables             $            -     $         36,062

Less: allowance for doubtful accounts                -                    -
                                        ---------------    -----------------

Accounts receivable, net                $            -     $         36,062
                                        ---------------    -----------------


     For the nine months ended September 30, 2004 Consolidated (unaudited) and September 30, 2003 (unaudited), no allowances for doubtful debts were recorded by the Company.


3.    INVENTORIES

     Inventories at September 30, 2004 Consolidated (unaudited) and December 31, 2003 consisted of the following:

                                                     2004
                                               (Unaudited)            2003
                                            --------------    -------------

Trade and other receivables                 $      50,827     $     68,349
Work-in-progress                                   18,356           36,702
Finished goods                                     11,709           11,176
                                            --------------    -------------

                                                   80,892          116,227
Less: provision for obsolescence                        -                -
                                            --------------    -------------

                                            $      80,892     $    116,227
                                            --------------    -------------


     For the nine months ended September 30, 2004 Consolidated (unaudited) and September 30, 2003 (unaudited) no provision for obsolete inventories was recorded by the Company.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------


4.    PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment at September 30, 2004 Consolidated (unaudited) and December 31, 2003:

                                         2004
                                 Consolidated
                                  (Unaudited)          2003
                                   ----------    ----------
Plant and machinery                $1,151,325    $  826,581
Motor vehicles                             --        16,357
Furnitures and office equipment         5,545         5,545
                                   ----------    ----------

                                    1,156,870       848,483
Less: accumulated depreciation        100,252        31,287
                                   ----------    ----------

Property and equipment, net        $1,056,618    $  817,196
                                   ----------    ----------

     Depreciation expense for the nine months ended September 30, 2004 Consolidated (unaudited) and for the nine months ended September 30, 2003 (unaudited) was $73,560 and $22,539, respectively.


5.    OTHER PAYABLES AND ACCRUED LIABILITIES

     Other payables and accrued liabilities at September 30, 2004 Consolidated (unaudited) and December 31, 2003 consist of the following:

                                         2004
                                 Consolidated
                                  (Unaudited)          2003
                                   ----------    ----------

Education surtaxes payable         $    6,507    $      248
Other payables                         42,324           570
Accrued expenses                       50,532        51,294
                                   ----------    ----------

Accrued expenses                   $   99,363    $   52,112
                                   ----------    ----------


6.    COMMITMENTS AND CONTINGENCIES - Employee benefits

     The full time employees of BJTY are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. BJTY is required to accrue for those benefits based on certain percentages of the employees' salaries. The total provision for such employee benefits was $1,178 for nine months ended September 30, 2003. BJTY is required to make contributions to the plans out of the amounts accrued for medical and pension benefits. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.

     The total provision for such employee benefits was $2,301 for the nine months ended September 30, 2004. The total contribution paid for the nine months ended September 30, 2004 was $2,301.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------


7.       STOCKHOLDERS' EQUITY

(A)      Stock Issuances

           During 2004, the Company issued 1,000 (1,000,000 post split) shares of common stock to certain investors for cash of $1,359.

(B)      Stock Issued in Reverse Merger

           On June 1, 2004 and August 8, 2004 the Company issued 9,000 (9,000,000 post split) shares of common stock to the shareholders of BJTY (See Note 1A).

(C)      Appropriated retained earnings

          BJTY is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People's Republic of China (the "PRC GAAP"). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

          The Company appropriated $127,472 to the reserves funds based on its net income under PRC GAAP.


8.       RELATED PARTY TRANSACTIONS

          For the nine months ended September 30, 2004 Consolidated (unaudited) and for the nine months ended September 30, 2003 (unaudited), the Company had related party sales of $3,132,161 and $1,802,600 respectively.

          For the nine months ended September 30, 2004 Consolidated (unaudited) and for the nine months ended September 30, 2003 (unaudited), the Company incurred costs of a related company of $8,423 and $8,423 respectively for services provided by certain management employees of the related company, such costs were charged on an actual incurred pro-rated on estimated time spent basis.

          The Company owed a related company $83,496 and $20,592 as of September 30, 2004 and 2003 (unaudited) respectively for shared management expenses and short term loan advances made.

          During the nine months ended September 30, 2004 Consolidated (unaudited), the Company obtained a loan of $600,000 from a related company. This loan is unsecured, interest free and is repayable on December 2005.

          During the nine months ended September 30, 2004 Consolidated (unaudited), the Company paid rent of $24,384 for factory space leased from a related company.


9.       CONCENTRATIONS AND RISKS

          During the nine months ended September 30, 2004 and 2003, 100% of the revenues were derived from companies located in China and 100% of the Company's assets were located in China.

          During the nine months ended September 30, 2004 and 2003, the Company derived 100% of their revenues from a related entity and a stockholder.

          During the nine months ended September 30, 2004 and 2003, the Company purchased 88% and 84% of its raw materials from two suppliers in the PRC.

                AMERICAN METAL TECHNOLOGY GROUP AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                      AS OF SEPTEMBER 30, 2004 (UNAUDITED)
                      ------------------------------------


10.      SUBSEQUENT EVENT

          Common stock split and increase in authorized capital

          On November 12, 2004, the Company declared a 1,000 for 1 common stock split to be effected in the form of a dividend payable to stockholders of record on November 12, 2004 and increased its authorized common shares to 20,000,000. Per share and weighted average share amounts have been retroactively restated in the accompanying consolidated financial statements and related notes to reflect this split.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                              FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                                    CONTENTS

                                                                                     Pages
------------------------------------------------------------------------------------------
Report of Independent Registered Public Accounting Firm                                  1
------------------------------------------------------------------------------------------

Balance Sheets as of December 31, 2003 and 2002                                          2
------------------------------------------------------------------------------------------

Statements of Operations for the years ended December 31, 2003 and 2002                  3
------------------------------------------------------------------------------------------

Statements of Stockholders' Equity for the years ended December 31, 2003 and 2002        4
------------------------------------------------------------------------------------------

Statements of Cash Flows for the years ended December 31, 2003 and 2002                  5
------------------------------------------------------------------------------------------

Notes to Financial Statements                                                        6 -11
------------------------------------------------------------------------------------------

                      Jimmy C.H. Cheung & Co
                      Certified Public Accountants
                      (A member of Kreston International)


REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Beijing Tong Yuan Heng Feng Technology Co., Limited
Beijing, People's Republic of China


We have audited the accompanying balance sheets of Beijing Tong Yuan Heng Feng Technology Co., Limited, as of December 31, 2003 and 2002 and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits of the financial statements provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beijing Tong Yuan Heng Feng Technology Co., Limited, as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003 and 2002, in conformity with accounting principles generally accepted in the United States of America.





JIMMY C.H. CHEUNG & CO
Certified Public Accountants


Hong Kong

Date: September 3, 2004



         304 Dominion Centre, 43 Queen's Road East, Wanchai, Hong Kong
 Tel: (852) 25295500 Fax: (852) 28651067 Email: jchc@krestoninternational.com.hk
                      Website: http://www.jimmycheungco.com

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------

                                ASSETS
                                ------

                                               Note             2003         2002
                                                          ----------   ----------
CURRENT ASSETS
    Cash and cash equivalents                             $   99,225   $  274,981
    Accounts receivable, net of allowances      2             36,062           --
    Due from a stockholder                                        --      195,652
    Advances to suppliers                                    181,800       20,372
    Inventories                                 3            116,227      235,760
    Value added tax receivables                                   --       14,985
    Other receivable and prepaid expenses                      2,135        6,023
                                                          ----------   ----------
        Total Current Assets                                 435,449      747,773

PROPERTY AND EQUIPMENT, NET                     4            817,196      227,509
                                                          ----------   ----------
TOTAL ASSETS                                              $1,252,645   $  975,282
                                                          ==========   ==========


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
    Accounts payable                                      $   79,681   $  128,571
    Other payables and accrued expenses         5             52,112        3,096
    Advances from a customer                                      --      217,099
    Other tax payables                                         8,901        1,204
    Due to a stockholder                        7             20,592        9,360
                                                          ----------   ----------
        Total Current Liabilities                            161,286      359,330
                                                          ----------   ----------

COMMITMENTS AND CONTINGENCIES                                     --           --

STOCKHOLDERS' EQUITY
    Registered capital of Renminbi 2,000,000 fully paid      241,546      241,546
    Retained earnings
      Unappropriated                                         722,341      318,245
      Appropriated                                           127,472       56,161
                                                          ----------   ----------
        Total Stockholders' Equity                         1,091,359      615,952
                                                          ----------   ----------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                $1,252,645   $  975,282
                                                          ==========   ==========

    The accompanying notes are an integral part of these financial statements

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                            STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                 ----------------------------------------------

                                                         2003            2002
                                                  -----------     -----------
NET SALES                                         $ 2,483,006     $ 2,042,103

COST OF SALES                                      (1,931,637)     (1,646,144)
                                                  -----------     -----------

GROSS PROFIT                                          551,369         395,959
                                                  -----------     -----------

OPERATING EXPENSES
    Selling expenses                                      150           1,804
    General and administrative expenses                74,408          20,047
    Depreciation                                        3,098             401
                                                  -----------     -----------
           Total Operating Expenses                    77,656          22,252
                                                  -----------     -----------

INCOME FROM OPERATIONS                                473,713         373,707

OTHER INCOME (EXPENSES)
    Interest income                                     1,810             841
    Other expenses                                       (116)           (142)
                                                  -----------     -----------
           Total Other Income                           1,694             699

INCOME FROM CONTINUING OPERATIONS BEFORE TAXES        475,407         374,406

INCOME TAX EXPENSE                                         --              --
                                                  -----------     -----------

NET INCOME                                        $   475,407     $   374,406
                                                  ===========     ===========

    The accompanying notes are an integral part of these financial statements

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                 ----------------------------------------------

                                                          Unappropriated     Appropriated
                                              Registered        retained         retained
                                                 capital        earnings         earnings           Total
                                              ----------      ----------       ----------      ----------
Capital contributions from stockholders       $  241,546      $       --       $       --      $  241,546
                                              ----------      ----------       ----------      ----------

Balance at December 31, 2001                     241,546              --               --         241,546

Net income for the year                               --         374,406               --         374,406

Transfer from retained earnings to
    statutory and staff welfare reserves              --         (56,161)          56,161              --
                                              ----------      ----------       ----------      ----------

Balance at December 31, 2002                     241,546         318,245           56,161         615,952

Net income for the year                               --         475,407               --         475,407

Transfer from retained earnings to
    statutory and staff welfare reserves              --         (71,311)          71,311              --
                                              ----------      ----------       ----------      ----------
Balance at December 31, 2003                  $  241,546      $  722,341       $  127,472      $1,091,359
                                              ==========      ==========       ==========      ==========


    The accompanying notes are an integral part of these financial statements

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 2003 AND 2002
                 ----------------------------------------------

                                                                               2003          2002
                                                                          ---------     ---------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                            $ 475,407     $ 374,406
    Adjusted to reconcile net income to cash provided
       by operating activities:
       Depreciation - cost of sales                                          25,007         2,781
       Depreciation                                                           3,098           401
    Changes in operating assets and liabilities (increase)decrease in:
       Accounts receivable                                                  (36,062)           --
       Advances to suppliers                                               (161,428)      (20,372)
       Other receivable and prepaid expenses                                  3,888        (6,023)
       Value add tax receivables                                             14,985       (14,985)
       Inventories                                                          119,534      (235,760)
       Accounts payable                                                     (48,890)      128,571
       Other payables and accrued expenses                                   49,016         3,096
       Advances from a customer                                            (217,099)      217,099
       Other tax payables                                                     7,696         1,204
                                                                          ---------     ---------
       Net cash provided by operating activities                            235,152       450,418
                                                                          ---------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                                     (617,792)     (230,691)
                                                                          ---------     ---------
       Net cash used in financing activities                               (617,792)     (230,691)
                                                                          ---------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES
    Due from a stockholder                                                  195,652      (195,652)
    Due to a stockholder                                                     11,232         9,360
                                                                          ---------     ---------
       Net cash provided by(used in) financial activities                   206,884      (186,292)
                                                                          ---------     ---------


NET(DECREASE)INCREASE IN CASH AND CASH EQUIVALENTS                         (175,756)       33,435

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                            274,981       241,546
                                                                          ---------     ---------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                  $  99,225     $ 274,981
                                                                          =========     =========

    The accompanying notes are an integral part of these financial statements

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION

(A)    Organization

          Beijing Tong Yuan Heng Feng Technology Co., Limited ("the Company") was incorporated in the People's Republic of China ("PRC") on December 11, 2001 with its principal place of business in Beijing, PRC.

          The Company is principally engaged in the manufacturing and selling of high precision metal parts and components.

(B)      Use of estimates

          The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(C)      Cash and cash equivalents

          For purpose of the statements of cash flows, cash and cash equivalents include cash on hand and demand deposits with a bank.

(D)      Accounts receivable

          The Company extends unsecured credit to its customers in the ordinary course of business but mitigates the associated risks by performing credit checks and actively pursuing past due accounts. An allowance for doubtful accounts is established and recorded based on managements' assessment of the credit history with the customer and current relationships with them.

(E)      Inventories

          Inventories are stated at lower of cost or market value, cost being determined on a first-in, first-out method. The Company provided inventory allowances based on excess and obsolete inventories determined principally by customer demand.

(F)      Property and equipment

          Property and equipment are stated at cost, less accumulated depreciation. Expenditures for additions, major renewals and betterments are capitalized and expenditures for maintenance and repairs are charged to expense as incurred.

          Depreciation is provided on a straight-line basis, less estimated residual value over the assets' estimated useful lives. The estimated useful lives are as follows:

          Plant and machinery                        10 Years
          Motor vehicles                               6 Years
          Furniture, fixtures and equipment            5 Years

(G)      Fair value of financial instruments

          Depreciable assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable based on projected undiscounted cash flows associated with the assets. A loss is recognized for the difference between the fair value and the carrying amount of the assets. Fair value is determined based upon market quote, if available, or is based on valuation techniques.

          The carrying amount of the Company's cash, receivables and payables approximates their fair value due to the short maturity of those instruments.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


1.     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(H)      Revenue recognition

          The Company recognizes revenue from the sale of metal parts and components at the time of delivery, when title to the products transfers and the customer bears the risk of loss.

(I)      Income taxes

          The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("Statement 109"). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company is organized in the People's Republic of China and no tax benefit is expected from the tax credits in the future.

          PRC income tax is computed according to the relevant laws and regulations in the PRC. The Company being registered as a new and high technology enterprise is entitled to full exemption from income tax for three years beginning from the first year the Company becomes profitable and a 50% income tax reduction for the subsequent three years. No income tax expense has been recorded for 2003 and 2002 as the Company was fully exempted under the new and high technology enterprise rules.

(J)      Foreign currency translation

          The functional currency of the Company is the Chinese Renminbi ("RMB"). Transactions denominated in currencies other than RMB are translated into United States dollars using period end exchange rates as to assets and liabilities and average exchange rates as to revenues and expenses. Capital accounts are translated at their historical exchange rates when the capital transaction occurred. Net gains and losses resulting from foreign exchange translations are included in the statements of operations and stockholder's equity as other comprehensive income (loss).

(K)      Comprehensive income (loss)

          The foreign currency translation gain or loss resulting from translation of the financial statements expressed in RMB to United States Dollar is reported as other comprehensive income (loss) in the statements of operations and stockholders' equity.

(L)      Segments

          The Company operates in only one segment, thereafter segment disclosure is not presented.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND ORGANIZATION (CONTINUED)

(M)      Recent accounting pronouncements

          In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities, and Interpretation of ARB 51". FIN No. 46 provides guidance on the identification of entities of which control is achieved through means other than voting rights ("variable interest entities" or "VIE's") and how to determine when and which business enterprise should consolidate the VIE (the "Primary Beneficiary"). In addition, FIN No. 46 required that both the Primary Beneficiary and all other enterprises with a significant variable interest in a VIE make additional disclosures. The transitional disclosure requirements of FIN No. 46 are required in all financial statements initially issued after January 31, 2003, if certain conditions are met.

          In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities". The changes in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. This statement is effective for contracts entered into or modified after June 30, 2003 and all of its provisions should be applied prospectively.

          In May 2003, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 150, "Accounting For Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 changes the accounting for certain financial instruments with characteristics of both liabilities and equity that, under previous pronouncements, issuers could account for as equity. The new accounting guidance contained in SFAS No. 150 requires that those instruments be classified as liabilities in the balance sheet.

          SFAS No. 150 affects the issuer's accounting for three types of freestanding financial instruments. One type is mandatorily redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type includes put options and forward purchase contracts, which involve instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instruments that are liabilities under this Statement is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominantly to a variable such as a market index, or varies inversely with the value of the issuer's shares. SFAS No. 150 does not apply to features embedded in a financial instrument that is not a derivative in its entirety.

          Most of the provisions of SFAS No. 150 are consistent with the existing definition of liabilities of FASB Concepts Statement No. 6, "Elements of Financial Statements". The remaining provisions of this statement are consistent with the FASB's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own shares. This statement is effective for financial instruments entered into or modified after May 31, 2003 and otherwise shall be effective at the beginning of the first interim period beginning after June 15, 2003.

          The adoption of these pronouncements did not have a material effect on the Company's financial position or results of operations.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


2.    ACCOUNTS RECEIVABLE

     Accounts receivable at December 31, 2003 and 2002 consisted of the following:

                                                   2003         2002
                                               --------     --------

     Accounts receivable                       $ 36,062           --
     Less: allowance for doubtful accounts           --
                                               --------     --------
     Accounts receivable, net                  $ 36,062     $     --
                                               ========     ========

     As of December 31, 2003, the Company considered all accounts receivable collectable and has not recorded a provision for doubtful accounts.

     Accounts receivable are amounts due from a 20% associate of a stockholder.


3.    INVENTORIES

     Inventories at December 31, 2003 and 2002 consisted of the following:

                                                   2003         2002
                                               --------     --------

     Raw materials                             $ 68,349     $ 31,355
     World-in-progress                           36,702       68,243
     Finished goods                              11,176      136,162
                                               --------     --------
                                                116,227      235,760
     Less: provision of obsolescence                 --           --
                                               --------     --------
                                               $116,227     $235,760
                                               ========     ========

     For the years ended December 31, 2003 and 2002, no provision for obsolete inventories was recorded by the Company.


4.    PROPERTY AND EQUIPMENT

     The following is a summary of property and equipment at December 31:

                                                   2003         2002
                                               --------     --------

     Plant and machinery                       $826,581     $226,244
     Motor vehicles                              16,357           --
     Furniture and office equipment               5,545        4,447
                                               --------     --------
                                                848,483      230,691
     Less: accumulated depreciation              31,287        3,182
                                               --------     --------
     Property and equipment, net               $817,196     $227,509
                                               ========     ========

     Depreciation expense for the years ended December 31, 2003 and 2002 was $28,105 and $3,182, respectively.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


5.     OTHER PAYABLES AND ACCRUED LIABILITIES

          Other payables and accrued liabilities at December 31, 2003 and 2002 consist of the following:

                                                             2003         2002
                                                         --------     --------

               Education surtaxes payable                $    248     $    498
               Other payables                                 570          283
               Accrued expenses                            51,294        2,315
                                                         --------     --------
                                                         $ 52,112     $  3,096
                                                         ========     ========

6.     COMMITMENTS AND CONTINGENCIES - Employee Benefits

          The full time employees of the Company are entitled to employee benefits including medical care, welfare subsidies, unemployment insurance and pension benefits through a Chinese government mandated multi-employer defined contribution plan. The Company is required to accrue for those benefits based on certain percentages of the employees' salaries and make contributions to the plans out of the amounts accrued for medical and pension benefits. The total provision and contributions made for such employee benefits was $1,408 and $384 for the years ended December 31, 2003 and 2002, respectively. The Chinese government is responsible for the medical benefits and the pension liability to be paid to these employees.


7.     RELATED PARTY TRANSACTIONS

          During the years ended December 31, 2003 and 2002, the Company paid rent of $25,146 and $12,077, respectively for factory space leased from a stockholder.

          The Company had advanced funds amounting to $195,652 to a 20% stockholder as of December 31, 2002 as a short-term, unsecured loan free of interest payment. This loan was fully repaid in 2003.

          During 2003 and 2002, the Company incurred costs of a 80% stockholder of $11,232 and $9,360 respectively for services provided by certain management employees of the stockholder, such costs were charged on an actual incurred pro-rated on estimated time spent basis.

          The Company owed an 80% stockholder $20,592 and $9,360 as of December 31, 2003 and 2002 respectively for shared management expenses.

          During 2003 and 2002, the Company had related party sales of $2,483,006 and $1,543,777, respectively.

          See Note 2 for balance with a related company.

               BEIJING TONG YUAN HENG FENG TECHNOLOGY CO., LIMITED
                        NOTES TO THE FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 2003 AND 2002
                        --------------------------------


8.     SHAREHOLDERS' EQUITY

     (A)  Registered capital

         In accordance with the Articles of Association of the Company, the registered capital of the Company of $241,546 (RMB2,000,000) was fully paid in cash on December 5, 2001 by the stockholders.

(B)      Appropriated retained earnings

         The Company is required to make appropriations to reserves funds, comprising the statutory surplus reserve, statutory public welfare fund and discretionary surplus reserve, based on after-tax net income determined in accordance with generally accepted accounting principles of the People's Republic of China (the "PRC GAAP"). Appropriation to the statutory surplus reserve should be at least 10% of the after tax net income determined in accordance with the PRC GAAP until the reserve is equal to 50% of the entities' registered capital. Appropriations to the statutory public welfare fund are at 5% to 10% of the after tax net income determined in accordance with the PRC GAAP. The statutory public welfare fund is established for the purpose of providing employee facilities and other collective benefits to the employees and is non-distributable other than in liquidation. Appropriations to the discretionary surplus reserve are made at the discretion of the Board of Directors.

         During 2003 and 2002, the Company appropriated $71,311 and $56,161, respectively to the reserves funds based on its net income under PRC GAAP.


9.    CONCENTRATIONS AND RISKS

     During 2003 and 2002, 100% of the Company's assets were located in China and 100% of the Company's revenues were derived from companies located in China.

     In 2002, the Company derived 69% of its revenue from a related company. In 2003, the Company derived its revenue from two related entities; 91% from a related company and the balance was derived from sales to a stockholder.

     In 2002, the Company purchased 90% of its raw materials from three suppliers in the PRC. In 2003, the Company purchased 73% of its raw materials from three suppliers in the PRC.


10.   SUBSEQUENT EVENTS

     On June 1, 2004 Beijing Sande Technology (Holding) Co., Limited ("BST") entered into an Equity Purchase Agreement ("the June Agreement") with American Metal Technology Group ("AMTG") pursuant to which BST transferred 80% in registered capital of the Company of RMB 1,600,000 to AMTG subject to the completion of certain customary conditions set forth in the June Agreement.

     On August 8, 2004 Beijing Sande Shang Mao Co., Limited ("BSS") entered into an Equity Exchange Agreement ("the August Agreement") with American Metal Technology Group ("AMTG") and American Metal Technology (Lang Fang) Co., Ltd ("AMLF"), a wholly owned subsidiary of AMTG, pursuant to which BSS transferred 20% in registered capital of the Company of RMB 400,000 to AMLF subject to the completion of certain customary conditions set forth in the August Agreement.

     Upon completion of the June and August Agreements, AMTG will become the holding company of the Company and the current stockholders of the Company will own 90% of AMTG shares of common stock outstanding. The transaction will be accounted for as a reorganization of entities under common control as the companies were beneficially owned by principally identical shareholders and share common management.

================================================================================

                                    _____________, 2002


No dealer, salesman or other person is authorized to give any information or make any information or make any representations not contained in the prospectus with respect to the offering made hereby. This prospectus does not constitute an offer to sell any of the securities offered hereby in any jurisdiction where, or to any person to whom it is unlawful to make such an offer. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the information set forth herein or in the business of our company since the date hereof.

================================================================================

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

                    INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Corporation Laws and certain provisions of AMTG's Bylaws, under certain circumstances, provide for indemnification of our officers, directors and controlling persons against liabilities that they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our Bylaws and to the statutory provisions.

The specific statute, charter provision, bylaw, contract, or other arrangement which any controlling person, director or officers of the Registrant is insured or indemnified in any manner against any liability which he or she may incur in their capacity as such, is as follows:

Nevada Statutes
---------------

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1. a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2. a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3. a transaction from which the director derived an improper personal profit;
and

4. willful misconduct.

By-Laws
-------

The Bylaws of AMTG state as follows:

                                   ARTICLE VI


               INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES,
                                AND OTHER AGENTS

Section 1. ACTIONS OTHER THAN BY THE CORPORATION. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, has no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 2. ACTIONS BY THE CORPORATION. The corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 3. SUCCESSFUL DEFENSE. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

Section 4. REQUIRED APPROVAL. Any indemnification under Sections 1 and 2, unless ordered by a court or advanced pursuant to Section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a) By the stockholders;

     (b) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;

     (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 5. ADVANCE OF EXPENSES. The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

Section 6. OTHER RIGHTS. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VI:

     (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to Section 2 or for the advancement of expenses made pursuant to Section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

Section 7. INSURANCE. The corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article VI.

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Section 8. RELIANCE ON PROVISIONS. Each person who shall act as an authorized representative of the corporation shall be deemed to be doing so in reliance upon the rights of indemnification provided by this Article.

Section 9. SEVERABILITY. If any of the provisions of this Article are held to be invalid or unenforceable, this Article shall be construed as if it did not contain such invalid or unenforceable provision and the remaining provisions of this Article shall remain in full force and effect.

Section 10. RETROACTIVE EFFECT. To the extent permitted by applicable law, the rights and powers granted pursuant to this Article VI shall apply to acts and actions occurring or in progress prior to its adoption by the board of directors.


                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated expenses payable by us in connection with the registration of the Shares is as follows:

     SEC Registration ........................................... $   1260.71
     Accounting Fees and Expenses ............................... $    50,000
     Transfer Agents Fees ....................................... $    750.00
     Legal Fees and Expenses, including Blue Sky Fees
     and Expenses................................................ $    30,000
     Printing Costs ............................................. $     3,000
          Total ................................................. $ 85,010.71



                     RECENT SALES OF UNREGISTERED SECURITIES

Purchaser             Per Share    Purchase Amount   Date of Purchase  Shares(4)
--------------------------------------------------------------------------------
Richard Lui           $8.171       $408.55(1)           2/16/2004        50
Rui Lin Ding          $1.00        $475.00(1)           2/20/2004        475
Mui Hoo Lui Chung     $1.00        $475.00(1)           2/20/2004        475
BST                   (3)          (3)(2)               6/1/2004         7,200
BSS                   (3)          (3)(2)               8/8/2004         1,800


(1)   Issued pursuant to 4(2) of the Securities Act of 1933, as amended.
(2) Issued pursuant to 4(2) of the Securities Act of 1933 and/or Regulation S of the Securities Act.

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(3)   Shares issued for purchase of subsidiaries.
(4)   Amount of shares issued represent pre-split shares.


                                    EXHIBITS

3.1(a) Articles of Incorporation of AMTG.

3.1(b) Amended Articles of Incorporation of AMTG.

3.2  Bylaws of AMTG.

4.1  Form of Stock Certificate.

5.1 Opinion of The Law Offices of Adam U. Shaikh, Chtd. regarding legality of shares.

10.1 Equity Purchase Agreement (Beijing Sande Technology (Holding) Co. Ltd and American Metal Technology Group). (dated June 1, 2004)

10.2 Equity Purchase Agreement (Beijing Sande Shang Mao Co., Ltd., American Metal Technology (Lang Fang) Co., Ltd, and American Metal Technology Group). (dated August 8, 2004)

10.3 American Metal Technology (Lang Fang) Co., Ltd Land-Use-Rights Agreement with the Peoples Republic of China.

10.4 Lease Agreement for Factory. (dated July 15, 2004)

10.5 Loan Agreement with Beijing Sande Technology (Holding) Co., Ltd. (dated August 15, 2004)

21.1 List of Subsidiaries.

23.1 Consent of The Law Offices of Adam U. Shaikh, Chtd. (Included in Exhibit 5.1.)

23.2 Consent of Jimmy C. H. Cheung & Co, Certified Public Accountants.

                                  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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     (a)  To include any prospectus required by Section 10(a)(3) of the
          Securities Act;

     (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

     (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                                   SIGNATURES


         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Los Angeles, State of California on December 9, 2004.

AMTG

By: /s/ Chen Gao
        Chen Gao
        President /CFO/Director

By: /s/ Monica Ding
        Monica Ding
        Secretary

By: /s/ Richard Lui
        Richard Lui
        Chairman of Board / Director

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

By: /s/ Xin Yan Yuan
        Xin Yan Yuan
        Director



         In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

By: /s/ Chen Gao
        Chen Gao
        President /CFO/Director

By: /s/ Monica Ding
        Monica Ding
        Secretary

By: /s/ Richard Lui
        Richard Lui
        Chairman of Board / Director

By: /s/ Xin Yan Yuan
        Xin Yan Yuan
        Director

Date: December 9, 2004


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